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Universal Electronics Inc.
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April 24, 2017
Dear Stockholder:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Universal Electronics Inc., to be held on Monday, June 5, 2017 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707.
The following Notice of Annual Meeting of stockholders and Proxy Statement includes information about the matters to be acted upon by stockholders at the Annual Meeting. We hope that you will exercise your right to vote, either by attending the Annual Meeting and voting in person or by voting through other acceptable means as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).
Important Notice Regarding the Availability of Proxy Materials
for the 2017 Annual Meeting of Stockholders:
We are mailing many of our stockholders a Notice Regarding the Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to stockholders. All stockholders who do not receive the Notice Regarding the Availability of Proxy Materials will receive a full set of our proxy materials.
On behalf of the Board of Directors and management of Universal Electronics Inc., we thank you for all of your support.

Sincerely yours,

Paul D. Arling
Chairman and Chief Executive Officer

UNIVERSAL ELECTRONICS INC.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
714-918-9500
www.uei.com

UNIVERSAL ELECTRONICS INC.
Corporate Headquarters
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
Notice of Annual Meeting of Stockholders
to be Held on Monday, June 5, 2017
The 2017 Annual Meeting of Stockholders of Universal Electronics Inc., a Delaware corporation ("Universal," "UEI," the "Company," "we," "us" or "our"), will be held on Monday, June 5, 2017 at 4:00 p.m., Pacific Daylight Time, at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707.
The meeting will be conducted for the following purposes:

Proposal One:
To elect Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2018 or until the election and qualification of his successor;

Proposal Two:	To approve, on an advisory basis, the compensation of our named executive officers;

Proposal Three:	To recommend, on an advisory basis, the frequency of advisory votes, on the compensation of our named executive officers: and

Proposal Four:	To ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ended December 31, 2017.
To consider and act upon such other matters as may properly come before this Annual Meeting or any and all postponements or adjournments thereof.
All holders of record of shares of our common stock (NASDAQ: UEIC) at the close of business on Thursday, April 13, 2017 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet at www.envisionreports.com/ueic. It is convenient, and may save us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Voting early will help avoid additional solicitation costs and will not prevent you from attending the Annual Meeting.
IF YOU PLAN TO ATTEND THE MEETING:
Registration and seating will begin at 3:30 p.m. (Pacific Daylight Time) on the day of the meeting. Each stockholder will need to bring valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS' MEETING TO BE HELD ON MONDAY, JUNE 5, 2017.
UEI's Proxy Statement, our 2016 Annual Report to Stockholders, and our 2016 Annual Report on Form 10-K are available online at www.envisionreports.com/ueic and through the "Investor Relations" section of our website, www.uei.com.

By Order of the Board of Directors,

Richard A. Firehammer, Jr.
Senior Vice President, General Counsel
and Secretary

April 24, 2017
Santa Ana, California

UNIVERSAL ELECTRONICS INC.
201 E. Sandpointe Avenue, 8th Floor
Santa Ana, California 92707
PROXY OVERVIEW
This proxy statement contains information concerning our Annual Meeting of Stockholders to be held on Monday, June 5, 2017, beginning at 4:00 p.m. (Pacific Daylight Time) at our corporate office, 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 and at any adjournments or postponements of the meeting. Holders of the Company’s common stock at the close of business on Thursday, April 13, 2017, the record date for our Annual Meeting, may vote their shares at the Annual Meeting. Each share owned on the record date is entitled to one vote. At the close of business on the record date, 14,409,633 shares of common stock were outstanding.
Your proxy for the meeting is being solicited by our Board of Directors. This proxy statement and our annual report are being mailed to stockholders beginning on or about Monday, April 24, 2017.
At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the following:

Proposal		Board Recommendation
Proposal 1	Election of Director	FOR
Proposal 2	Approval, on an advisory basis, of named executive officer compensation	FOR
Proposal 3	Recommendation, on an advisory basis, of the frequency of future advisory votes on named executive officer compensation	EVERY YEAR
Proposal 4	Ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2017	FOR
In addition, management will respond to questions from stockholders, if any. We are not aware of any other matters that will be brought before our annual meeting for action.
Corporate Governance Highlights

We believe we have a long history of effective corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. Included below are certain corporate governance highlights, including policies we have implemented and other notable governance achievements.

Independent Directors	6 of 7	Fully Independent Board Committees	Yes
Independent Directors Meet Without Management	Yes
Board meetings held in 2016	5	Director Attendance (Board and Committee)	>75%
Stock Ownership Guidelines for Outside Directors [1]	Yes	Minimum Ownership Requirement Exceeded [1]	100%
Board and Committee Self-assessments	Yes	Code of Conduct for Directors, Officers & Employees	Yes
Executive Sessions of Outside Directors	Yes	Risk Management Review	Yes
Anti-pledging Policy	Yes	Inside Director Elected Annually	Yes

1Average actual ownership among outside directors was $2,155,131, including time-based restricted stock units, as of December 31, 2016, which exceeded the minimum ownership guideline of $852,475 by $1,302,656.

Director Nominee and Board Summary
You are being asked to vote on the election of the following director nominee. Summary biographical information and the committee membership and leadership of the director nominee is listed below. Additional information about the director nominee can be found on page 5.
Director Nominee                                    _____________________

Name	Age	Independent	Audit	Compensation	Corporate Governance and Nominating	Other Public Company Boards
Paul D. Arling Chairman and Chief Executive Officer	54
Executive Compensation Program Highlights
We strongly believe that executive compensation - both pay opportunities and pay actually realized - should be tied to Company performance and long-term stockholder returns. In 2016, 70% of our named executive officers' target total direct compensation consisted of annual and long-term incentives and 47% consisted of long-term equity compensation. Furthermore, the great majority of executive officer compensation is not guaranteed but subject to annual financial and performance goals. The following chart demonstrates the close link between Company performance (measured as cumulative total return of the Company’s common stock for the five-year period beginning December 31, 2011) and our Chief Executive Officer’s annual compensation over the past five years:

We believe this alignment of executive and stockholder interests is best advanced by observing the following principles in developing compensation programs and implementing compensation decisions:

•
Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our named executive officers have a combined total of approximately 71 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.

•	Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.

•	Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.

•	Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of Company.

•
Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

Finally, we believe that designing our compensation programs to reward long-term value creation as well as the achievement of annual financial performance goals protects the Company against inappropriate risk taking and conflicts of interest.

	What We Do		What We Don't Do
✓	Tie the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.	☒	Back-date or reprice options.
✓	Competitive and reasonable post-employment and change in control provisions.	☒	Defined benefit or supplemental executive retirement plans.
✓	Stock ownership requirements (4x base salary for CEO; 1x base salary for other named executive officers).	☒	Tax gross-ups on benefits or perquisites.
✓	Broad clawback policy.	☒	Margin accounts and pledging stock.
✓	Independent compensation consultant.	☒	No full vesting of equity awards upon retirement since 2010.
Our stockholders have expressed broad approval of our compensation programs. At our 2016 Annual Meeting of Stockholders, 96% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation.

 Performance Highlights, Initiatives and Other Achievements

In a year marked by continued uncertainty in our markets and the global economy, as well as highly competitive pricing of our products in our markets leading to pressures on margins, we strengthened our market position and achieved strong results in key financial metrics that correlate with long-term stockholder value.

(in millions, except per share amounts and percentages)	2012	2013	2014	2015	2016
Net Sales	$463.1	$529.4	$562.3	$602.8	$651.4
Net Income	$16.6	$23.0	$32.5	$29.2	$20.4
Diluted EPS	$1.10	$1.47	$2.01	$1.88	$1.38
Cash Flow from Operations	$43.5	$30.7	$63.5	$26.1	$49.5
Gross Margin %	28.8%	28.6%	29.7%	27.7%	25.2%
Operating Margin %	5.6%	6.1%	7.3%	5.9%	3.9%
Return on Average Assets	4.4%	5.7%	7.3%	6.1%	4.0%
Closing Y/E Stock Price	$19.35	$38.11	$65.03	$51.35	$64.55

Over the five-year period from 2012 to 2016, the Company generated $213.3 million in cash flow from operations.

Key strategic initiatives and related achievements for 2016 are listed below:

	Strategic Initiatives		Related Achievements
✓	Continue to develop industry-leading technologies and products with attractive gross margins in order to improve profitability.	✓
Research and development expenditures increased approximately 9.4% in 2016 compared to 2015 as we continued to develop advanced technologies designed to improve and simplify set-up and control features and lower costs.

✓	Continue to increase our market share in new product categories.	✓	Broadened our product portfolio and updated our library of device codes for new features and devices introduced worldwide.
✓	Further penetrate subscription broadcasting markets.	✓	Increased our market share with existing customers.
✓	Acquire new customers in historically strong regions.	✓	Acquired new customers in North America and Europe.
✓	Seek acquisitions that compliment and strengthen our existing business.		Continued our search for acceptable acquisition candidates during 2016, resulting in our locating such a candidate for which we expect to complete the acquisition during the second quarter of 2017.

Proposal 1 - Election of Director
Nominee for Election at the Annual Meeting
Paul D. Arling is nominated for election as a Class I Director to serve a one-year term expiring at our 2018 Annual Meeting of Stockholders.
Director Background

Paul D. Arling Chairman and Chief Executive Officer Director since 1996 Age: 54
Paul D. Arling is our Chairman and Chief Executive Officer. He joined us in May 1996 as Chief Financial Officer and was named to our Board of Directors in August 1996. He was appointed President and Chief Operating Officer in September 1998, was promoted to Chief Executive Officer in October 2000 and appointed as Chairman in July 2001.

Mr. Arling earned a Bachelor of Science degree and an MBA from the Wharton School of the University of Pennsylvania.

At the 2016 Annual Meeting of Stockholders, Mr. Arling was reelected as Chairman of the Company to serve until the 2017 Annual Meeting of Stockholders.

Mr. Arling, who has spent over 20 years with UEI and who currently serves as Chairman and Chief Executive Officer, has an extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at UEI also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the wireless controls industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEE.

CORPORATE GOVERNANCE
We believe we have a long history of effective corporate governance practices that have greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their duties and responsibilities to our stockholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our stockholders.
Business Ethics — Code of Conduct
Our Code of Conduct applies to each member of our Board of Directors and to all officers and employees of UEI and our subsidiaries wherever located. Our Code of Conduct contains the general guidelines and principles for conducting UEI's business consistent with the highest standards of business ethics. Under our Code of Conduct, our chief executive officer, chief financial officer and principal accounting officer are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our Company to ensure the fair and timely reporting of UEI's financial results and condition.
We encourage our employees to report all violations of Company policies and the law, including incidents of harassment, discrimination or foreign corrupt practices. To assist our employees in complying with their ethical and legal obligations and in reporting suspected violations of laws, policies and procedures, management, at the direction of the Board of Directors, has established an independent, third party "Ethics Hotline".
Our Code of Conduct is posted on the Corporate Governance page of our website at www.uei.com. Any amendment to the Code of Conduct or waiver of its provisions with respect to our principal executive officer, principal financial officer or principal accounting officer or any member of our Board of Directors will be promptly posted on our website www.uei.com.
Director Independence
The Board has adopted Director Independence Standards to assist in determining the independence of each director. In order for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with UEI. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships and such other criteria as the Board may determine from time to time. These Director Independence Standards are published on our Corporate Governance page at www.uei.com. The Board has determined that each of the six current Class II Directors, namely, Messrs. Satjiv S. Chahil, William C. Mulligan, J.C. Sparkman, Gregory P. Stapleton, Carl E. Vogel and Edward K. Zinser meets these standards and thus is independent and, in addition, satisfies the independence requirements of the NASDAQ Stock Market. To our knowledge, none of the independent directors has any direct or indirect relationships with our Company or its subsidiaries and affiliates, other than serving as a director.
All members of the Audit, Compensation and Corporate Governance and Nominating Committees must be independent as defined by the Board’s Director Independence Standards. Members of the Audit Committee and Compensation Committee must also satisfy additional independence requirements, which, among other things, provide that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fees from UEI or any of its subsidiaries other than their director compensation.
Leadership Structure
Combined Chairman and Chief Executive Officer. The Board’s current leadership structure is characterized by:
•a combined Chairman of the Board and Chief Executive Officer;
•a robust committee structure with oversight of various types of risks; and
•engaged independent Board members.
Mr. Arling has served as our Chairman and Chief Executive Officer since July 2001. The Board believes that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective Board. The Chief Executive Officer, with his in-depth knowledge and understanding of the Company, is best able to chair regular Board meetings by bringing key business issues and stockholder interests to the Board’s attention. In addition, the Board believes that combining these roles maximizes our Chief Executive Officer’s effectiveness. Within the Company, the Chief Executive Officer is primarily responsible for effectively leading significant change, improving operational efficiency, driving growth, managing the Company’s day-to-day business, managing the various risks facing the Company, and reinforcing the expectation for all employees of uncompromising honesty and integrity. Our Board believes that combining the roles of Chief Executive Officer and Chairman gives management clarity of leadership. Because of this, management knows that when the Chief Executive Officer is speaking, it is with the voice of the Board and not merely that of an executive officer. Coupled with our independent directors, this combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.
Other Leadership Components. Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. We do not have a lead independent director. Non-management directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board meeting. The non-management directors may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.
Risk Management
Management is responsible for assessing and managing UEI’s exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing UEI, including financial, strategic, operational, litigation, compliance and reputational risks.
The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage UEI’s exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.
Our internal auditor ("Auditor"), whose appointment and performance is reviewed and evaluated by the Audit Committee and who has direct access to the Audit Committee, is responsible for leading the formal risk assessment and management process within the Company. The Auditor, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with those executives responsible for managing each specific risk. The Auditor periodically reviews with the Audit Committee the major risks facing the Company and the steps management has taken to monitor and mitigate those risks. The Auditor’s risk management report, which is provided in advance of the meetings, is reviewed by the entire Audit Committee. The executive responsible for managing a particular risk may also report to the Audit Committee or full Board on how the risk is being managed and mitigated.
Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Arling serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Arling’s extensive knowledge of the Company’s operations and the industries in which we conduct business.
In addition, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including a periodic review of the Company’s compensation policies and practices for its employees. The Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.
Communications with Directors
The Board has adopted a process by which stockholders and other interested parties may communicate with members of the Board, committee chairs or the non-management directors as a group by regular mail. Any communication by regular mail should be sent to Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707, to the attention of the applicable director or directors.

Executive Sessions of Non-Management Directors
The non-management members of the Board of Directors meet in regularly scheduled executive sessions at the end of every regularly scheduled board of directors meeting. Additional executive sessions may be scheduled by the non-management directors. Members of management do not attend these executive sessions. The Board has full access to our management team at all times. In addition, the Board or any committee may retain, at such times and on such terms as determined by the Board or committee in its sole discretion, independent legal, financial and other consultants and advisors to advise and assist the Board or committee in discharging its oversight responsibilities.
Board and Committee Self-Assessments
The Board of Directors has instituted self-assessments of the Board, as well as of the Audit, Compensation, and Corporate Governance and Nominating Committees, to assist in determining whether the Board and its committees are functioning effectively. During 2016, the Audit Committee completed its self-evaluation and reviewed and discussed the results with the full Board.

Board Committee Charters and Other Corporate Governance Materials

The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. You may access all committee charters, our Code of Conduct, our Corporate Governance Guidelines, our Director Independence Standards, and other corporate governance materials through the “Investor Relations” section of our website, www.uei.com.
Stock Ownership Guidelines
The Board of Directors believes strongly that its directors and executive officers should have meaningful share ownership in UEI. Accordingly, the Board has established minimum share ownership requirements. Each Board of Director member is expected to own, at a minimum, that number of shares of common stock equal in value to their annual compensation, and each executive officer is expected to own, at a minimum, that number of shares of common stock equal in value to a multiple of his or her base salary ranging from a low of one times for certain executive officers to a high of four times for our Chairman and Chief Executive Officer. Any new director or executive officer will have five years from his or her start date to meet these minimum ownership requirements. Presently, all of our directors and executive officers meet these guidelines. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock held under our benefits plans and each share of time-based restricted stock units is considered as a share of common stock. Stock options and unissued shares of performance-based restricted stock units are not considered towards meeting this requirement. More information pertaining to Executive Officer stock ownership guidelines is set forth under the heading "Executive Officer Stock Ownership Guidelines" in the "Compensation Discussion and Analysis" section. In addition, more information pertaining to Board of Director stock ownership guidelines is set forth under the heading "Director Stock Ownership Guidelines" in the "Director Compensation and Stock Ownership Guidelines" section.
Board Structure and Committee Membership
Board Composition

We currently have seven directors: one is a Class I Director and six are Class II Directors. A Class I Director is a director who is also an employee of UEI and is elected each year at the Annual Meeting of Stockholders to serve a one-year term and a Class II Director is a director who is not an employee and is elected every even-numbered year at the Annual Meeting of Stockholders to serve a two-year term.
Board of Directors Meetings Held During 2016
During 2016, the Board formally met five times. Each director is expected to attend each meeting of the Board and those committees on which he serves. During 2016, no director attended less than 75% of the aggregate of all Board meetings and meetings of committees on which the director served. We encourage each director to attend every Annual Meeting of Stockholders; however, since attendance by our stockholders at these meetings has historically been via proxy and not in person, our outside directors have not regularly attended these meetings. At the 2016 Annual Meeting of Stockholders, one director, Mr. Arling, was present.

Role of Primary Board Committees
The Board has three standing committees - Audit, Compensation, and Corporate Governance and Nominating. Each committee is composed entirely of independent directors, as determined by the Board in accordance with applicable NASDAQ listing standards and the Board’s Director Independence Standards. In addition, Audit Committee and Compensation Committee members meet additional heightened independence criteria applicable to Audit Committee and Compensation Committee members under applicable NASDAQ and Securities and Exchange Commission (“SEC”) independence requirements. The table below provides information about the current membership of the committees and the number of meetings held in 2016.

Name/Item	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Satjiv S. Chahil		X	X
William C. Mulligan	X		Chair
J.C. Sparkman		Chair	X
Gregory P. Stapleton		X
Carl E. Vogel	X
Edward K. Zinser	Chair
Number of Meetings	4*	5**	0***
*The Audit Committee also acted once by unanimous written consent.
**The Compensation Committee also acted once by unanimous written consent.
***The Corporate Governance and Nominating Committee acted once by unanimous written consent.
Audit Committee
The Audit Committee is primarily concerned with the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of our internal audit function and independent auditor. The Audit Committee’s functions include:

•	monitoring the Company’s major risk exposures, including financial risk, and the steps management has taken to control such exposures;

•	meeting with our independent registered public accounting firm and management representatives;

•	making recommendations to the Board regarding the appointment of the independent registered public accounting firm;

•	approving the scope of audits and other services to be performed by the independent registered public accounting firm;

•	establishing pre-approval policies and procedures for all audit, audit-related, tax and other fees to be paid to the independent registered public accounting firm;

•	considering whether the performance of any professional service by the registered public accountants may impair their independence; and

•	reviewing the results of external audits, the accounting principles applied in financial reporting, and financial and operational controls.
The independent registered public accountants have unrestricted access to the Audit Committee, and the members of the Audit Committee have unrestricted access to the independent registered public accountants.
All of the Audit Committee members are financially literate. The Board has determined that Mr. Zinser is qualified as an "audit committee financial expert" within the meaning of applicable SEC regulations.

Audit Committee Report
The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and while management has the primary responsibility for the financial statements and the reporting process, our independent registered public accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles, in all material respects.

In this context, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2016 with management and the independent registered public accountants.
2. The Audit Committee has discussed the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board ("PCAOB") with the independent registered public accounting firm.
3. The Audit Committee has received the written disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.
4. The Audit Committee has considered whether the independent registered public accountants’ provision of non-audit services provided to us, if any, is compatible with the registered public accountants’ independence.
Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that our financial statements for the year ended December 31, 2016, as presented to the Audit Committee, be included in our Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

Audit Committee of the Board of Directors

Edward K. Zinser — Chairman
William C. Mulligan
Carl E. Vogel

Compensation Committee
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers (including "NEOs" as such term is defined below in the "Compensation Discussion and Analysis"). Among other things, the Compensation Committee:

•
Reviews the corporate goals and objectives approved by the Board relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•	Monitors potential risks relating to the Company's compensation policies and practices;

•
Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the Company’s Annual Report and Proxy Statement and prepares the Compensation Committee Report required by SEC rules for inclusion in the Company’s Annual Report and Proxy Statement;

•	Reviews periodically compensation for non-management directors of the Company and recommends changes to the Board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the Company;

•	Reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other stock-based compensation plans;

•	Administers the Company’s stock incentive plans; and

•	Assesses the independence of any outside compensation consultant of the Company.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the Board’s effectiveness. Among other things, the Corporate Governance and Nominating Committee:

•	Develops and recommends to the Board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board as directed by the Board;

•	Reviews candidates recommended by the Company’s stockholders, if any, for election to the Board;

•	Reviews annually our corporate governance principles and recommends changes to the Board as appropriate;

•	Recommends to the Board changes to our Code of Conduct;

•	Reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;

•	Assists the Board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans; and

•	Oversees the process for evaluating the Board and its committees.
The Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders recommending candidates for consideration by the Corporate Governance and Nominating Committee should send their recommendations to our Secretary at Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. The recommendation must include the candidate’s name, biographical data and qualifications.
Any such recommendation should be accompanied by:

•	a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director;

•	a completed written questionnaire in form and substance to be provided by the Secretary of UEI, covering matters including the background and qualifications of the candidate to serve on the Board; and

•
a written representation and agreement in form and substance to be provided by the Secretary of UEI, regarding any agreement, arrangement or understanding to which the candidate is a party relating to any voting commitment or assurance made by the candidate, and certain other matters as more particularly described in our bylaws.

The Board endeavors to have members representing diverse experience at policymaking levels in business, finance and technology and other areas that are relevant to our global activities. The selection criteria for director candidates include the following:

•	an individual of the highest personal and professional ethics, character, integrity and values;

•	possess the appropriate characteristics, skills, and experience to make a significant contribution to the Board;

•	inquisitive and objective perspective, practical wisdom and mature judgment; and

•	committed to representing the interests of our stockholders and demonstrate a commitment to long-term service on the Board.
The Corporate Governance and Nominating Committee evaluates director candidates recommended by stockholders based on the same criteria used to evaluate candidates from other sources. The Corporate Governance and Nominating Committee may employ professional search firms (for which we would pay a fee) to assist in identifying potential Board members with the desired skills and disciplines.
Diversity
The Board of Directors values diversity as a factor in selecting nominees to serve on the Board, and believes that diversity in its composition may provide significant benefit to the Board and the Company. Although there is no specific policy on diversity on our Board, the Corporate Governance and Nominating Committee, when considering a particular nominee for selection as a director, will include such factors as diverse experience, gender, race, national origin, functional background, executive or professional experience, and international experience.

Additional Information About Our Directors

Experiences, Qualifications, Skills and Attributes of Directors and Nominees

In considering each director nominee and the composition of the Board of Directors as a whole, the Corporate Governance and Nominating Committee utilizes a diverse group of experiences, qualifications, skills and attributes, including diversity in gender, ethnicity and race, that the Corporate Governance and Nominating Committee believes enables a director nominee to make a significant contribution to the Board, UEI and our stockholders. These experiences, qualifications, skills and attributes, which are more fully described in the following table, are set forth in a director matrix and include management experience, independence, financial expertise, experience in manufacturing/distribution, technical/research and development, international operations, marketing and sales, retail operations and minority/diversity status.

These experiences, qualifications, skills and attributes relate directly to the management and operations of UEI. Success in each of these categories is a key factor in UEI’s overall operational success and creating stockholder value. The Corporate Governance and Nominating Committee believes that directors who possess these experiences, qualifications, skills and attributes are better able to provide oversight of UEI’s management and our long-term and strategic objectives.
Biographies of our Class II Directors

Satjiv S. Chahil Director since 2002 Compensation Committee Corporate Governance and Nominating Committee Age: 66
Mr. Chahil is a Silicon Valley based Innovations Advisor and Social Entrepreneur. Since January 2010, Mr. Chahil has been an Executive Adviser to several global high tech companies, including Hewlett-Packard, Beats Electronics, Blackberry (RIM), Starkey Hearing Technologies, and Sony Electronics. Prior to that, Mr. Chahil was the Senior Vice President-Marketing of Hewlett Packard's Personal Systems Group, and prior to that, he was advisor to the Chairman of Palm, Inc. (a manufacturer and marketer of handheld computing and mobile and wireless Internet solutions). He is also Trustee of the American India Foundation.

Mr. Chahil earned a bachelor's degree in commerce from Punjab University in Chandigarh, India and a master's degree from the American (Thunderbird) Graduate School of International Management in Arizona.

Mr. Chahil has been a Class II director of the Company since 2002. He also serves as a member of our Compensation and Corporate Governance and Nominating Committees. At the 2016 Annual Meeting of Stockholders, Mr. Chahil was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Chahil provides our Board with proven leadership and business experience in the areas of digital convergence, new media and global marketing gained from serving in various executive management positions with multinational information technology, computing and wireless control companies and the extensive management and corporate governance experience gained from those roles.

William C. Mulligan Director since 1992 Audit Committee Corporate Governance and Nominating Committee (Chairman) Age: 63
Mr. Mulligan has over 30 years of experience in private equity, having joined Primus Capital Funds in 1985 from McKinsey & Company, Inc. Mr. Mulligan serves as a Managing Partner of Primus. Mr. Mulligan serves as director of several private portfolio companies and TFS Financial Corporation (Nasdaq:TFSL). Mr. Mulligan serves on the audit (chairman), compensation and executive committees of TFS. Mr. Mulligan is also a trustee of The Cleveland Clinic Foundation, the Land Trust Alliance, the Western Reserve Land Conservancy and Denison University.

Mr. Mulligan earned a Bachelor of Arts in economics from Denison University and an MBA from the University of Chicago.

Mr. Mulligan has served as a member of our Board of Directors since 1992. He also serves as Chairman of our Corporate Governance and Nominating Committee and as a member of our Audit Committee. At the 2016 Annual Meeting of Stockholders, Mr. Mulligan was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Mulligan provides our Board and our Corporate Governance and Nominating Committee, of which he is Chairman, with extensive knowledge in the fields of financial services, investment banking, and accounting, and his experience in legal and corporate governance areas and audit oversight gained from his membership on the boards and audit committees of other public companies.

J.C. Sparkman Director since 1998 Compensation Committee (Chairman) Corporate Governance and Nominating Committee Age: 84
Mr. Sparkman is an experienced public company board member. Since June 2005 he has served as a director of Liberty Global, Inc. (Nasdaq:LBTYA) and is the chair of the compensation committee and a member of the nominating and corporate governance and the succession planning committees of the Liberty Global Board of Directors. Prior to that he was a director of Liberty Global’s predecessor, LGI International, from November 2004 to June 2005. In addition, since 1994, Mr. Sparkman has been a director of Shaw Communications, Inc. (NYSE:SJR) and is a member of the executive and human resources and compensation committees of Shaw's Board of Directors. Mr. Sparkman has over 30 years of experience in the cable television industry. He was Executive Vice President and Chief Operating Officer of TCI for eight years until his retirement in 1995. During his over 26 years with Telecommunications, Inc. ("TCI"), he held various management positions of increasing responsibility, overseeing TCI's cable operations as that company grew through acquisitions, construction of new networks and expansion of existing networks into the largest multiple cable system operator in the United States at the time of his retirement. In addition, he co-founded Broadband Services, Inc., a provider of asset management, logistics, installation and repair services for telecommunications service providers and equipment manufacturers domestically and internationally. He served as chairman of the board and Co-Chief Executive Officer of Broadband Services until December 2003.

Mr. Sparkman has served as a member of our Board of Directors since 1998. He also serves as Chairman of our Compensation Committee and as a member of our Corporate Governance and Nominating Committee. At the 2016 Annual Meeting of Stockholders, Mr. Sparkman was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Sparkman's significant background as an executive and board member and his particular knowledge of, and experience with, all aspects of cable television operations contribute to our board's consideration of operational developments and strategies, provide insight into other public company board practices and strengthen our board's collective qualifications, skills and attributes.

Gregory P. Stapleton Director since 2008 Compensation Committee Age: 70
Mr. Stapleton is the founder and owner of Falcon One Enterprises LLC, a private equity firm that invests in early stage technology companies, since 2005. Prior to that, Mr. Stapleton was the President of Harman International where, he also served as its Chief Operating Officer. He was a director of Harman International from 1997 until his retirement in 2004. Prior to joining Harman, Mr. Stapleton held various leadership positions, including Senior Vice President Venture Capital at General Electric.

Mr. Stapleton earned a Bachelor of Science in aerospace engineering from Penn State University.

Mr. Stapleton has served as a member of our Board of Directors since 2008. He also is a member of our Compensation Committee. At the 2016 Annual Meeting of Stockholders, Mr. Stapleton was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Stapleton provides the Board with extensive management experience, which includes his former role as President and COO of a multinational provider of premium audio and infotainment solutions, and his extensive management, finance and corporate governance experience gained from that role.

Carl E. Vogel Director since 2009 Audit Committee Age: 59
Mr. Vogel is a private investor and since October 2014, is an industry advisor for Kohlberg Kravis Roberts & Co. LP. In addition, Mr. Vogel is a senior advisor to the Chairman of DISH Network Corporation, a leading satellite television provider and a member of its Board of Directors. Prior to becoming a senior advisor, Mr. Vogel served as President of DISH Network Corporation from September 2006 until February 2008, and as its Vice-Chairman from June 2005 until March 2009. Prior to that, from October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the Board of Directors of and a senior advisor to EchoStar Communications Corporation. From 2001 until 2005, he served as President, Chief Executive Officer and director of Charter Communications, a leading cable television and broadband service provider. Prior to joining Charter, Mr. Vogel served in various executive capacities with Liberty Media affiliated companies. Mr. Vogel is the sole shareholder of Bulldog Capital Partners, Inc., providing advisory services and strategic consulting for media companies and media and telecom focused private equity investors.

Mr. Vogel is also a member of the Board of Directors of Dish Network Corporation (since May 2005), Shaw Communications, Inc. (since 2006), Ascent Capital Group, Inc. (formerly known as Ascent Media Corporation, since 2009), Sirius XM Holdings Inc. (since 2011), and AMC Networks Inc. (since 2013). Mr. Vogel serves as a member of the corporate governance committee of Shaw; chairman of the executive committee and a member of the audit committee of Ascent Capital; chairman of the compensation committee of Sirius; and chairman of the audit committee and a member the compensation committee of AMC Networks.

Mr. Vogel received his Bachelor of Science degree from St. Norbert College, located in DePere, Wisconsin with an emphasis in finance and accounting, and was a former active Certified Public Accountant.

Mr. Vogel has served as a member of our Board of Directors since 2009. He also is a member of our Audit Committee. At the 2016 Annual Meeting of Stockholders, Mr. Vogel was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

As a result of his background, including his various high-level executive roles at DISH Network Corporation, Charter Communications Inc., and Liberty Media, Mr. Vogel brings to the Board demonstrated executive leadership capability and extensive knowledge of complex financial and operational issues facing large subscription broadcasting companies, as well as extensive management and corporate governance experience gained from those roles and from membership on the various boards of public and privately-held companies. Mr. Vogel also has extensive experience in reviewing financial statements as a result of his background as a certified public accountant and his roles as a chief executive and senior finance executive of public companies.

Edward K. Zinser Director since 2006 Audit Committee (Chairman) Age: 59
Mr. Zinser was Executive Vice President and Chief Financial Officer of United Online, Inc. (Nasdaq:UNTD) a provider of consumer services and products over the Internet, from May 2014 until July 2016. From January 2008 until November 2012, Mr. Zinser served as Chief Financial Officer of Boingo Wireless, a leading Wi-Fi software and services provider. Prior to that, Mr. Zinser served as Executive Vice President and Chief Financial Officer of THQ, Inc., a worldwide publisher of interactive entertainment software. Prior to joining THQ, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a global publisher of entertainment and education software. Mr. Zinser has also served as President and Chief Operating Officer of Styleclick, Inc., Senior Vice President and Chief Financial Officer of Internet Shopping Network LLC, Executive Vice President and Chief Financial Officer of Chromium Graphics, Inc., and in various senior financial positions with The Walt Disney Company.

Mr. Zinser earned a Bachelor of Science in business management from Fairfield University and an MBA in finance from the University of Chicago.

Mr. Zinser has served as a member of our Board of Directors since 2006. He also serves as Chairman of our Audit Committee. At the 2016 Annual Meeting of Stockholders, Mr. Zinser was reelected as a Class II Director of the Company to serve until the 2018 Annual Meeting of Stockholders.

Mr. Zinser provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, and his legal, corporate governance, and audit oversight experience gained from his positions on the boards and audit committees of other public companies.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Non-Management Director Compensation

Annual Non-Management Director Compensation
Annual non-management director compensation was initially established in 2004 by a vote of our stockholders and has been reviewed periodically since then by an independent compensation consultant. The last such review occurred in February 2013 by Pay Governance LLC and, based upon such review, and in consultation with the Board’s Compensation Committee, the Board of Directors retained the overall structure of the annual non-management directors’ compensation but made adjustments to the amount of cash retainer and the board and committee meeting fees. As such, the annual non-management directors’ compensation was set so that each year, each Class II Director is to receive a cash retainer equal to $35,000 (or $8,750 quarterly), a fee of $1,875 for each board meeting attended in excess of four each fiscal year, a fee of $1,500 for each committee meeting attended, a fee of $10,000 for each committee chaired, and an award of 5,000 shares of our Common Stock, which vests ratably each quarter during the fiscal year awarded.
There were no changes in annual non-management director compensation made in 2016.
Stock Option Grant

On February 10, 2016, the Board’s Compensation Committee determined that it was in the best interest of the Company and its stockholders to make a one-time grant to each non-management director of options to acquire 25,000 shares of Company common stock. The options vest ratably over the first three years and have a seven year life. The options allow for accelerated vesting in the event of a change in control and stop vesting in the event the non-management director does not stand for reelection. The option is also subject to the terms of the Company’s 2014 Stock Incentive Plan. The last grant of stock options to non-management directors occurred in 2008 and therefore, the purpose for this 2016 grant was to reward each non-management director for past performance and to incent them to continue as non-management directors.

Non-Management Director Compensation Table

Name of Director	Year	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Total Compensation($)
Satjiv S. Chahil	2016	44,375	367,600	436,250	848,225
William C. Mulligan	2016	52,875	367,600	436,250	856,725
J. C. Sparkman	2016	54,375	367,600	436,250	858,225
Gregory P. Stapleton	2016	44,375	367,600	436,250	848,225
Carl E. Vogel	2016	42,875	367,600	436,250	846,725
Edward K. Zinser	2016	52,875	367,600	436,250	856,725

(1)	This column represents the cash compensation earned in 2016 for Board and committee service. See the "Additional Information about Fees Earned or Paid in Cash During 2016" table below.

(2)
This column represents the grant date fair value of stock awards granted to Class II Directors as part of their compensation. The fair value of the stock awards is calculated using the average of the high and low trades of our stock on the grant date. See the "Additional Information about Non-Management Director Equity Awards" for further information related to stock awards granted in 2016.

(3)	This column represents the grant date fair value of stock options granted on February 10, 2016.
Mr. Arling, who is the Company's Chief Executive Officer and the Company’s only Class I Director, received no additional compensation for his service as a director during 2016. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred to attend meetings.
Additional Information about Fees Earned or Paid in Cash During 2016
The following table provides additional information about fees earned or paid in cash to non-management directors during 2016:

Name of Director	Year	Annual Retainers ($)	Committee Chair Fees (1) ($)	Committee Meeting Attendance Fees (2) ($)	Additional BOD Meeting Attendance Fees (3) ($)	Total ($)
Satjiv S. Chahil	2016	35,000	—	7,500	1,875	44,375
William C. Mulligan	2016	35,000	10,000	6,000	1,875	52,875
J. C. Sparkman	2016	35,000	10,000	7,500	1,875	54,375
Gregory P. Stapleton	2016	35,000	—	7,500	1,875	44,375
Carl E. Vogel	2016	35,000	—	6,000	1,875	42,875
Edward K. Zinser	2016	35,000	10,000	6,000	1,875	52,875

(1)	Mr. Mulligan, Mr. Sparkman, and Mr. Zinser are the chairmen of the Corporate Governance and Nominating Committee, Compensation Committee, and Audit Committee, respectively.

(2)	Each committee member is paid $1,500 for the attendance of a committee meeting.

(3)	Each board member is paid $1,875 for each Board of Directors' meeting attended in excess of four.

Additional Information about Non-Management Director Equity Awards
The following table provides additional information about equity awards made to non-management directors during 2016:

Name of Director	Restricted Stock Unit Awards Granted During 2016 (#)	Option Awards Granted During 2016 (#)	Grant Date Fair Value of Stock and Option Awards Granted During 2016 (1) ($)	Stock Awards Outstanding at Year End (#)	Option Awards Outstanding at Year End (#) (2)
Satjiv S. Chahil	5,000	25,000	803,850	2,500	45,000
William C. Mulligan	5,000	25,000	803,850	2,500	25,000
J. C. Sparkman	5,000	25,000	803,850	2,500	25,000
Gregory P. Stapleton	5,000	25,000	803,850	2,500	45,000
Carl E. Vogel	5,000	25,000	803,850	2,500	45,000
Edward K. Zinser	5,000	25,000	803,850	2,500	45,000

(1)
Represents the grant date fair value of stock awards granted during 2016. For restricted stock unit awards, this number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For stock option awards, this number is determined using the Black-Scholes option pricing model. For additional information regarding the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

(2)
Outstanding stock options issued to each of Messrs. Chahil, Stapleton, Vogel and Zinser are comprised of 20,000 fully vested stock options that are set to expire on February 11, 2018 and 25,000 stock options that were issued on February 10, 2016 that are subject to three-year annual vesting (33.33% on each of February 10, 2017, 2018 and 2019) and are set to expire on February 10, 2023. Outstanding stock options issued to each of Messrs. Mulligan and Sparkman are comprised of stock options that were issued on February 10, 2016 that are subject to three-year annual vesting (33.33% on each of February 10, 2017, 2018 and 2019) and are set to expire on February 10, 2023.

Director Stock Ownership Guidelines
The Company maintains stock ownership guidelines for our independent, Class II Directors. These guidelines are designed to align the Class II Directors' long-term financial interests with those of stockholders. The ownership guidelines are one times their total annual compensation for the previous year, which in 2016 was $852,475. As of December 31, 2016, each of our independent directors satisfied the stock ownership guidelines.
For the purposes of meeting this minimum stock ownership requirement, each share of time-based restricted stock units is considered as a share of common stock. Stock options and shares of unissued performance-based restricted stock units are not considered towards meeting this requirement.
The Compensation Committee reviews ownership levels of our Directors annually. The requirements for our independent Directors, as well as the average actual ownership levels at December 31, 2016 of all six independent directors, are set forth in the table below. Each of our independent Directors have met the required guidelines.

Anti-Pledging Policy
In January 2014, the Board of Directors ratified and adopted the Compensation Committee’s recommended anti-pledging policy prohibiting all non-management Directors and executive officers of the Company from holding any shares of the Company’s stock in a margin account and from pledging any such stock as collateral for any loan. In 2015, pursuant to the Dodd-Frank Act, the SEC proposed rules requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to continue to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Proposal 2 - Approval, on an advisory basis, of Named Executive Officer Compensation
The Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 22 and the Summary Compensation Table and supporting tables and information beginning on page 37. The Company designed its compensation programs to help recruit, retain and motivate key executives to deliver the successful operating, financial, and stockholder value performance expected by its investors. The Compensation Committee strongly believes that executive compensation - both pay opportunities and pay actually realized - should be tied to Company performance. As illustrated in the accompanying chart, in 2016, 70% of the named executive officers' target total direct compensation consisted of annual and long-term incentives, with 47% in the form of long-term equity compensation. At last year’s Annual Meeting of Stockholders held on June 7, 2016, the say-on-pay advisory vote was overwhelmingly favorable, with 96% of all votes cast in favor of approving our executive compensation program. Subject to the outcome of the stockholder vote on Proposal 3, we expect to hold our next advisory vote on named executive officer compensation at our 2018 annual meeting of stockholders.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis section for a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. In particular, you should consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis:

•
In a year marked by continued uncertainty in our markets and the global economy, as well as highly competitive pricing in our markets leading to pressures on margins, we consolidated our market position and achieved strong results in key financial metrics that correlate with long-term stockholder value. Since 2012, net sales have grown at an average annual rate of 8.9% and cash flow from operations at an average annual rate of 3.3%. Over this same time period, our stock price increased by over 200%.

•
The great majority of executive pay is not guaranteed. The Company sets clear annual financial goals for corporate and business unit performance and differentiates its bonus awards based on individual achievement. Pay for performance is evident in the chart on page 26 in the Compensation Discussion and Analysis section of this proxy statement.

Accordingly, we are asking our stockholders to vote "FOR" the following resolution:
"RESOLVED, that Universal Electronics Inc.'s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in Universal Electronic Inc.'s proxy statement."
This advisory vote on named executive officer compensation is not binding on us. However, the Board and the Compensation Committee value the opinion of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future named executive officer compensation decisions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 RELATING TO THE APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION.

Proposal 3: Recommendation, on an advisory basis, of the Frequency of Future Advisory Votes on Named Executive Officer Compensation

As required by Section 14A(a)(2) under the Securities Exchange Act of 1934, stockholders are entitled to an advisory vote at the Annual Meeting regarding whether the stockholder vote to approve the compensation of the named executive officers should occur every year, every two years or every three years.

After careful consideration, the Board has determined that an advisory stockholder vote on named executive officer compensation every year is the best approach for the Company and its stockholders. Although the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, holding an annual advisory vote on executive compensation provides the Board with more direct and immediate feedback on the Company’s compensation practices. The Board believes that an annual advisory vote on named executive officer compensation is consistent with the Company’s practice of seeking input and engaging in dialogue with its stockholders on corporate governance matters and the Company’s executive compensation philosophy, policies and practices.

Stockholders may cast their votes on their preferred voting frequency by voting for every year, every two years or every three years or abstaining from voting.

As an advisory vote, the stockholder vote on the frequency of stockholder votes on named executive officer compensation is not binding on the Company or the Board. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of stockholder votes on named executive officer compensation.

The frequency of the advisory vote on named executive compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR “EVERY YEAR” WITH RESPECT TO PROPOSAL 3 RELATING TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION. Stockholders are not voting to approve or disapprove the Board’s recommendation. Stockholders may choose among the four choices (every year, every two years, every three years or abstain) set forth above.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a description of our executive compensation philosophy, programs and practices, the compensation decisions the Compensation Committee made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers ("NEOs") in 2016:

Name	Title
Paul D. Arling	Chairman and Chief Executive Officer
Bryan M. Hackworth	Chief Financial Officer and Senior Vice President
Paul J.M. Bennett	Executive Vice President and Managing Director, Europe
David Chong	Executive Vice President, Asia
Louis S. Hughes	Chief Operating Officer
Pay for Performance
Our compensation programs and practices are designed to help recruit, retain and motivate key executives so that they may deliver the successful operating, financial, and stockholder value performance expected by our investors.
Performance-Based Compensation
The Compensation Committee believes that our compensation program and practices have been instrumental in supporting achievement of our operating success and performance for stockholders. The program emphasizes annual and long-term performance-based incentives so that the vast majority of our NEOs' total compensation is tied to the Company's financial and long-term stock price performance.
Mr. Arling received approximately 74% of his total 2016 compensation opportunity in the form of annual and long-term incentives that were tied to the Company's operating results and stock price. The other NEOs as a group received approximately 67% of their total 2016 compensation opportunity in the same annual and long-term incentives.

The Compensation Committee strongly believes that executive compensation pay opportunities and pay actually realized should be tied to Company performance on an absolute basis, relative to similar technology companies and on competitive pay standards. In addition, realized executive pay should be tied to performance in two key ways: (1) the Company's operating and financial performance and (2) the return to stockholders over time.
Operating Performance
In a year marked by continued uncertainty in our markets and the global economy, as well as highly competitive pricing of our products in our markets leading to pressures on margins, we consolidated our market position and achieved strong results in key financial metrics that correlate with long-term stockholder value, as reflected in the growth and absolute levels of key results since 2012:

(in millions, except per share amounts and percentages)	2012	2013	2014	2015	2016
Net Sales	$463.1	$529.4	$562.3	$602.8	$651.4
Net Income	$16.6	$23.0	$32.5	$29.2	$20.4
Diluted EPS	$1.10	$1.47	$2.01	$1.88	$1.38
Cash Flow from Operations	$43.5	$30.7	$63.5	$26.1	$49.5
Gross Margin %	28.8%	28.6%	29.7%	27.7%	25.2%
Operating Margin %	5.6%	6.1%	7.3%	5.9%	3.9%
Return on Average Assets	4.4%	5.7%	7.3%	6.1%	4.0%
Closing Y/E Stock Price	$19.35	$38.11	$65.03	$51.35	$64.55
Over the 5-year period from 2012 to 2016, the Company has generated $213.3 million in cash flow from operations.

Key strategic initiatives and related achievements for 2016 are listed below:

Continue to develop industry-leading technologies and products with attractive gross margins in order to improve profitability.
Research and development expenditures increased approximately 9.4% in 2016 compared to 2015 as we continued to develop advanced technologies designed to improve and simplify set-up and control features and lower costs.

Continue to increase our market share in new product categories.	Broadened our product portfolio and updated our library of device codes to include codes for new features and devices introduced worldwide.
Further penetrate subscription broadcasting markets.	Increased our market share with existing customers.
Acquire new customers in historically strong regions.	Acquired new customers in North America and Europe.
Seek acquisitions that complement and strengthen our existing business.	Continued our search for acceptable acquisition candidates during 2016, resulting in our locating such a candidate for which we expect to complete the acquisition during the second quarter of 2017.
Return to Stockholders
The following chart shows how our total stockholder return compares to the S&P Small Cap 600 Index, the Nasdaq Composite Index and a consumer electronics peer group(1). The companies in the consumer electronics peer group compete in markets similar to those of the Company.
(1) Companies in the consumer electronics peer group are as follows: TiVo Corporation (formerly Rovi Corporation), Logitech International, Dolby Laboratories, Inc., Harman International Industries, Inc., and VOXX International Corp. DTS Inc. was previously included in the consumer electronics peer group but has been removed due to its acquisition in December 2016 by Tessera Holding Corporation.

Alignment between Executive Pay and Company Performance
The Compensation Committee believes that there should be a strong correlation between executive pay and Company performance. As indicated above, the Company’s executive compensation program included many features designed to maintain this alignment, while also protecting the Company against inappropriate risk taking and conflicts among the interests of the Company, its stockholders and its executives.
As explained above, approximately 74% of our CEO’s total 2016 compensation was tied to performance in the form of annual cash incentives and long-term equity incentives. Hence, if the Company did not perform well for our stockholders, our Chief Executive Officer's actual compensation would have been significantly lower. The following chart shows the historical alignment between our Chief Executive Officer's total annual compensation ("CEO Annual Compensation") and the Company's performance (measured as total stockholder return ("TSR")) for the past five years.
CEO Annual Compensation for each year is the sum of salary received, actual annual incentive earned, all other compensation received (as set forth in the Summary Compensation Table), and year-end values of equity awards granted during the year. Equity award balances are valued at the year-end closing price of the Company’s stock in the respective year of grant and include restricted stock units and "in-the-money" stock options. TSR reflects the stock price appreciation since year-end 2011.
The Compensation Committee believes that the relationship of our CEO’s Compensation to Total Stockholder Return demonstrates effective pay for performance in our executive compensation program.
2016 Pay Decisions
The Compensation Committee makes decisions for executive officer base salary and long-term incentive grants in January each year. At that time, final annual incentive awards are also confirmed based on prior year results relative to targets. In consideration of our performance, the Compensation Committee made the following decisions related to compensation for NEOs in 2016:

•
Increased our Chief Executive Officer's base salary by 43% and the base salary of Mr. Hughes by 6% to bring their base salaries to market competitive levels. The base salary of Mr. Hughes was increased by an additional 47% in connection with his promotion to Chief Operating Officer in November 2016. None of our other NEO's received an increase in their base salary in 2016.

•
Based on Company performance and our incentive plan funding schedule, no annual incentives were paid to our Chief Executive Officer and our NEOs for 2016 (please see the 2016 Performance Incentive Plan calculation chart on page 31).

•
Made annual grants of stock options and restricted stock units on January 1, 2016 at grant values that were decreased from 2015 by 6% for our Chief Executive Officer and decreased by 2% for our other NEOs. Additionally, Mr. Hughes was granted 9,000 restricted stock units in connection with his promotion to Chief Operating Officer.

•	Beginning in 2013, discontinued payment of a tax gross-up for the imputed value of Company-paid life insurance.
Say on Pay
At our June 7, 2016 Annual Meeting of Stockholders, 96% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee was pleased with this overwhelming favorable outcome and believes it conveyed our stockholders' support of the Compensation Committee's decisions and our existing executive compensation programs. Consistent with this support, the Compensation Committee decided to retain the core design of our executive compensation programs for the remainder of 2016 and in 2017, as it believes the programs continue to attract, retain and appropriately incent senior management.
We also welcomed input on executive compensation as we interacted with stockholders on a number of matters throughout the year. The Board of Directors and the Compensation Committee duly consider stockholder input as well as the other factors discussed in this Compensation Discussion and Analysis and routinely review our executive compensation programs and practices.
In addition, at the June 9, 2011 Annual Meeting of Stockholders, 55.5% of the votes cast were in favor of holding future advisory votes on executive compensation every year. Accordingly, since then we have included an advisory vote on executive compensation in our proxy materials every year. Our "Say-on-Frequency" vote at our 2017 Annual Meeting of Stockholders is described in more detail in Proposal 3.
Summary of Executive Compensation Practices
Below we list executive compensation practices that we have implemented to appropriately structure our executive rewards and practices that we have not implemented because we do not believe they would serve our stockholders' long-term interests.
Corporate Governance and Best Practices
Consistent with our commitment to executive compensation best practices, the Company continued the following executive compensation practices for 2016:

•	Pay for performance by tying the vast majority of our executive compensation to achievement of annual operating and strategic goals and increases in stockholder value.

•	No back-dating or repricing stock options.

•	No defined benefit pension plan.

•	No supplemental executive retirement plan.

•	No tax gross-ups on benefits or perquisites.

•	Competitive and reasonable post-employment and change in control provisions.

•	Subject executives to stock ownership guidelines.

•	Subject executives to clawback requirements.

•	Prohibit executives from holding Company stock in margin accounts or pledging such stock as collateral for loans.

•	Monitor potential risks relating to the Company's compensation policies and practices.

•	Committee retention of an independent compensation consultant.

Philosophy and Overview of Our Compensation Program
This section describes our executive compensation philosophy and provides an overview of our compensation program and the rationale for each component of the program.
Philosophy and Objectives
The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee was guided by the following underlying principles in developing our executive compensation program:

•
Long-term commitment - The program should be designed to gain a long-term commitment from the proven, accomplished executives that lead our success. Our NEOs have a combined total of approximately 71 years with the Company, during which they have held different positions and have been promoted to increasing levels of responsibility due to their exceptional contributions.

•	Pay-for-performance - A high proportion of total compensation should be at risk and tied to achievement of annual operating and strategic goals and increases in stockholder value.

•	Equity emphasis - Long-term incentives should be provided annually in Company equity to encourage executives to plan and act with the perspective of long-term stockholders.

•	Sustainable performance orientation - The mix of incentives provided should motivate sustainable growth in the value of Company.

•
Focus on total compensation - Compensation opportunities should be considered in the context of total compensation relative to the pay practices of similar technology companies that compete with us for talent.

The Compensation Committee regularly evaluates the Company's compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.
Program Overview
Our executive compensation program is simple in design and limited in scope. We provide only one low-cost executive benefit and no perquisites to our NEOs located in the United States. Each program component and the rationale for it are highlighted below.

Element	Role and Purpose
Base salary	Provide competitive foundation for total compensation.
Annual incentives
Motivate and reward achievement of annual financial targets, which drive the valuation of our stock.
Enforce accountability for individual performance through discretionary reductions in awards as deemed appropriate.

Long-term incentives	Align executives with stockholders.
Retirement savings	Permit executives to participate in the Company's 401(k) plan to facilitate retirement saving.
Executive benefits	Provide for executives' families through supplemental life insurance policies.
Foreign benefits
Consistent with competitive practice in the Netherlands, provide Mr. Bennett with a pension, automobile, and reimbursement for representation costs. Consistent with competitive practices in Hong Kong, provide Mr. Chong with an automobile allowance.

How We Make Pay Decisions
This section describes the participants and process for setting executive compensation at the Company.
Role of Executive Officers in Setting Compensation
Each year management and the Board identify operating objectives that we believe need to be achieved for the Company to be successful. These objectives are derived largely from the Company's financial and strategic planning sessions led by the Chief Executive Officer, during which the Company's growth opportunities are analyzed and goals are established for the upcoming year. In addition to financial targets, the goals include qualitative strategic and operational objectives that are aimed at creating long-term stockholder value. Achievement of these objectives is considered in making pay decisions for the Chief Executive Officer and our other executive officers.
The Compensation Committee reviews all elements of compensation for the Chief Executive Officer based upon consideration of his contribution to the development and operating performance of the Company and competitive pay practices. The Compensation Committee develops and recommends pay changes for the Chief Executive Officer to the full Board of Directors for their approval. The Compensation Committee considers the recommendations of the Chief Executive Officer in establishing compensation for all other NEOs. Throughout the process, the Compensation Committee also considers input from our independent compensation consultant as it deems necessary and advisable.
Compensation Consultant
The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. During 2016, the Compensation Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. Pay Governance LLC advised the Company with respect to compensation trends and best practices, competitive pay levels, stockholder view of compensation practices, and proxy disclosure. In addition, the Compensation Committee sought and obtained guidance from other sources as it deemed appropriate. While our adviser periodically consults with management in performing work requested by the Compensation Committee, Pay Governance LLC did not perform any separate additional services for management.
The Compensation Committee has determined that Pay Governance LLC is independent and there was no conflict of interest resulting from retaining Pay Governance LLC. In reaching these conclusions, the Compensation Committee also considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.
Setting Executive Compensation
In determining base salary, target annual incentives and guidelines for equity awards, the Compensation Committee reviews total compensation using the NEOs' current level of compensation as the starting point. Decisions to change compensation consider:

•	the scope and complexity of the functions each executive oversees;

•	the contribution of those functions to our overall performance;

•	individual capability and maturity in role;

•	individual performance;

•	role criticality and difficulty to replace the executive; and

•	compensation practices of our peers.
The Chief Executive Officer assesses individual performance of each NEO against established goals and expectations using criteria identified by the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with a self-assessment using the same criteria, including the following:

•	results on key financial metrics;

•	achievement of strategic operating objectives such as mergers and acquisitions, technological innovations, and global expansion;

•	advancement of commercial excellence through new or improved products and services, market leadership, and customer attraction and retention;

•	achieving operational goals in areas such as productivity, efficiency and risk management;

•	improving organizational excellence through employee practices and organization structure; and

•	support of Company values such as integrity and high ethical standards.

The Compensation Committee reviews the Chief Executive Officer's assessments and approves an overall rating for the Chief Executive Officer and each of the other NEOs. The overall rating indicates the warranted placement of the individual executive in the lower, middle or upper third of the competitive market ranges for base salary, target annual incentive, guideline long-term incentive opportunity, and target total direct compensation (base salary, target annual incentive and guideline long-term equity award value).
Competitive market ranges are based on benchmark pay data for comparable positions. For an individual executive the midpoint of the range is anchored to the market 50th percentile, the low end of the range reflects the market 25th percentile, and the high end of the range reflects the market 75th percentile. This approach to setting pay is consistent with our intent of offering compensation that is contingent on performance and contributions to the Company yet competitive within the marketplace.
2016 Total Direct Compensation Opportunity
Based on the Compensation Committee's review, the 2016 Total Direct Compensation opportunities of our NEOs were:

Executive	Base Salary	Target Annual Incentive %	Target Cash	Long-Term Incentives	Target Total Direct
Paul D. Arling	$794,425	100%	$1,588,850	$1,500,000	$3,088,850
Bryan M. Hackworth	$340,000	60%	$544,000	$500,000	$1,044,000
Paul J.M. Bennett (1)	$287,820	60%	$460,820	$450,000	$910,820
David Chong (2)	$334,620	60%	$535,620	$450,000	$985,620
Louis S. Hughes	$388,720	100%	$777,440	$600,000	$1,377,440
(1) Paul Bennett's base salary was converted to U.S. Dollars using 1.107 USD/EUR.
(2) David Chong's base salary was converted to U.S. Dollars using 7.763 HKD/USD.
Elements of Executive Compensation
We generally allocate among the principal elements of our total compensation program (base salary, annual performance incentives, and long-term equity awards) based on market practices. This ensures that our compensation program is effective for attracting and retaining key leaders.
Base Salary
We review base salaries annually, and change them from time to time in consideration of performance, increased responsibilities, and internal and external competitiveness. For 2016, the Compensation Committee determined that the following changes were appropriate.

Executive	2016 Salary		2015 Salary		Percent Change
Paul D. Arling		$794,425		$580,000	37%
Bryan M. Hackworth		$340,000		$340,000	0%
Paul J.M. Bennett		€260,000		€260,000	0%
David Chong	HKD	2,597,660	HKD	2,591,828	0%
Louis S. Hughes		$388,720		$324,000	20%
Annual Incentives
Our NEOs participate in the Universal Electronics Inc. Annual Performance Incentive Plan (the "Performance Incentive Plan"). Within 90 days after the commencement of the year, the Compensation Committee identifies the executive officers who will participate in the Performance Incentive Plan for that year and establishes the annual performance criteria.
In 2016, the Performance Incentive Plan payment for NEOs was determined in two steps. First, the Preliminary Annual Incentive was calculated using the following formula:
Base Salary x Target Annual Incentive % x Company Performance Factor

The Preliminary Annual Incentive may be modified in the discretion of the Compensation Committee in consideration of individual performance.
Company Performance Factor. For 2016, the Compensation Committee selected Adjusted Non-GAAP Diluted Earnings Per Share ("EPS") as the appropriate performance measure for the Performance Incentive Plan. Adjusted Non-GAAP Diluted EPS may be found in our press releases related to our quarterly and annual earnings releases and excludes the following items:

•	Amortization expense relating to intangible assets acquired;

•	Depreciation expense relating to the increase in acquired fixed assets from cost to fair market value;

•	Stock-based compensation;

•	Other employee related restructuring costs;

•	The write-down of acquisition-related deferred tax assets resulting from tax law changes in China; and

•	An adjustment to deferred tax assets resulting from the expiration of a tax holiday at one of our factories in China.
Adjusted Non-GAAP Diluted EPS is a reflection on the operating performance of the Company and directly influences return to stockholders. In addition, management and stockholders use Adjusted Non-GAAP Diluted EPS to value the Company.
Given the challenging economic environment and after taking into consideration that the actual Adjusted Non-GAAP Diluted EPS for 2015 was $2.79, the Compensation Committee established an Adjusted Non-GAAP Diluted EPS of $3.20 for Performance Incentive Plan funding at target levels for 2016. In the course of determining the Adjusted Non-GAAP Diluted EPS target, the Compensation Committee concluded that its achievement was substantially uncertain. Actual 2016 Adjusted Non-GAAP Diluted EPS of $2.91 resulted in no annual incentive being paid under the Performance Incentive Plan.

	Threshold	Target	Maximum	Actual
EPS(1)	$2.90	$3.20	$3.45	$2.91
Percent of Target Funding	50%	100%	200%	0.0%
Paul D. Arling	50%	100%	200%
Bryan M. Hackworth	30%	60%	120%
Paul J.M. Bennett	30%	60%	120%
David Chong	30%	60%	120%
Louis S. Hughes	50%	100%	200%

(1)	Adjusted Non-GAAP diluted EPS targets are inclusive of Performance Incentive Plan amounts funded.
Individual Performance Factor. The Compensation Committee also evaluates individual performance in determining the final incentive awards for our NEOs. In making this evaluation, the Chief Executive Officer provides his assessment of the other NEOs as input to the Compensation Committee's evaluations. This assessment is described above in "Setting Executive Compensation." Because no incentives were paid under the Performance Incentive Plan, the individual performance factor did not have any impact on 2016 incentive awards.
The 2016 Performance Incentive Plan award calculations for our NEOs are indicated in the following table:

Executive	Base Salary	Target Annual Incentive %	Target Annual Incentive	Company Performance Factor	Individual Performance Rating	Annual Incentive Award
Paul D. Arling	$794,425	100%	$794,425	0%	N/A	$—
Bryan M. Hackworth	$340,000	60%	$204,000	0%	N/A	$—
Paul J.M. Bennett	$287,820	60%	$173,000	0%	N/A	$—
David Chong	$334,620	60%	$201,000	0%	N/A	$—
Louis S. Hughes	$388,720	100%	$388,720	0%	N/A	$—

Long-Term Incentives
The Compensation Committee sets guideline award levels for long-term equity compensation for participating executives including our NEOs. The 2016 guidelines were expressed as grant values and were informed by a survey of our Peer Group's pay practices. The guidelines were established to generally reflect the median grant values of our Peer Group.
Each executive's actual grant value of long-term equity compensation relative to the guideline value is individually determined at the discretion of the Compensation Committee, after considering:

•	the executive's skills, experience, long-term contributions, and potential; and

•	individual and Company performance in the prior year.
Existing stock ownership levels are not a factor in award determination, as we do not want to discourage executives from holding our stock beyond the level of the established stock ownership guidelines.
The Company uses a mix of stock options and restricted stock units when making annual long-term equity awards. Once the value of the long-term equity compensation award is determined, the Compensation Committee grants approximately 50% of this value in stock options and 50% in restricted stock units. The Compensation Committee believes this mix of equity vehicles strikes an appropriate balance between rewarding increases in the market value of our Common Stock (stock options) and motivating retention with the Company (restricted stock units). In addition, restricted stock units provide executives the benefits of stock price increases while still carrying the risks that other stockholders assume for stock price declines.
The grant price of stock options and restricted stock units granted to our employees under our stock incentive plans is the average of the high and low trades of our stock on the grant date. The grant price of our 2016 equity grants was $51.385 and the stock option Black-Scholes fair value was $18.79. We prohibit the re-pricing or backdating of stock options. Due to rounding in the number of shares granted, the amounts reported in the Summary Compensation Table may not reflect the exact same proportion of stock options and restricted stock units.
Our 2016 equity awards are indicated in the table below:

	Target Grant Value	Restricted Stock Units (Rounded)	Stock Options (Rounded)	Final Award Value
Executive				Restricted Stock Units	Stock Options	Actual Grant Value
Paul D. Arling	$1,500,000	14,595	39,915	$749,965	$750,000	$1,499,965
Bryan M. Hackworth	$500,000	4,865	13,305	$249,990	$250,000	$499,990
Paul J.M. Bennett	$450,000	4,380	11,975	$225,065	$225,010	$450,075
David Chong	$450,000	4,380	11,975	$225,065	$225,010	$450,075
Louis S. Hughes(1)	$600,000	5,840	15,965	$300,090	$299,980	$600,070

(1)
In addition to this grant, which was awarded in connection with the 2016 long-term equity incentive program, Mr. Hughes was also awarded 9,000 restricted stock units with an award value of $694,000 in connection with his promotion to Chief Operating Officer. These restricted stock units vest in three equal annual installments (33.33% on August 15, 2017, 2018 and 2019).

Stock Option Features. Our 2016 stock option awards granted to our NEOs have a maximum seven-year term and are subject to a three-year vesting period (33.33% on January 1, 2017 and 8.33% each quarter thereafter). We believe that this vesting schedule aids us in retaining executives and motivating long-term performance. Under the terms of our stock incentive plans, unvested stock options are forfeited if the executive voluntarily leaves the Company.
Restricted Stock Unit Features. We determine the vesting schedule of each award after considering our performance, alignment, and retention objectives, as well as the financial impact of the award. Our 2016 restricted stock units granted to our NEOs are subject to a three-year vesting period (33.33% on January 1, 2017 and 8.33% each quarter thereafter). Under the terms of our stock incentive plans, unvested restricted stock units are forfeited if the executive voluntarily leaves the Company.
Other Compensation
We provide our executives who reside in the United States, including the NEOs, only one benefit beyond those in which all full-time employees in the United States participate. We believe this approach is reasonable and consistent with our overall executive compensation philosophy that emphasizes pay for performance.

Executives receive imputed income for company-paid life insurance policies above IRS limits for non-taxation. In 2013, the Company discontinued its policy of providing an associated tax gross-up on the premiums paid on behalf of the NEOs for their life insurance policies.
Executive Officer Stock Ownership Guidelines
The Company maintains stock ownership guidelines for our executive officers, including the NEOs. These guidelines are designed to align the executives' long-term financial interests with those of stockholders. The ownership guidelines are as follows:

Position	Value of Common Stock to be Owned
Chief Executive Officer	Four times base salary
Other NEOs	One times base salary
For the purposes of meeting this minimum stock ownership requirement, each equivalent share of common stock held under our benefit plans and each share of time-based restricted stock units is considered as a share of common stock. Stock options and shares of unissued performance-based restricted stock units are not considered towards meeting this requirement.
The Compensation Committee reviews ownership levels of our NEOs annually. The requirements for our NEOs, as well as their actual ownership levels at December 31, 2016, are set forth in the table below. All NEOs have met the required guidelines.
Anti-Pledging Policy
In January 2014, the Board of Directors ratified and adopted the Compensation Committee’s recommended anti-pledging policy prohibiting all Outside Directors and executive officers of the Company from holding any shares of the Company’s stock in a margin account and from pledging any such stock as collateral for any loan. As part of the Dodd-Frank Act, the SEC is scheduled to issue rules requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to continue to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Peer Group
The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to our executive officers in order to attract and retain top executive talent. The compensation Peer Group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee utilizes this information to establish pay ranges for our NEOs and each individual's pay is targeted within those market-based pay ranges in consideration of a range of factors as described earlier in this disclosure.
The Compensation Committee reviews and approves the Peer Group each year. The 2016 peer group consisted of 18 companies and 2015 peer group consisted of 17 companies.
The Compensation Committee believes that these companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis.

Universal Electronics 2016 Executive Compensation Peer Group

Electronic Equipment & Instruments	Electronic Manufacturing Services	Electronic Components/ Household Appliances	Consumer Electronics
Cognex Corporation	CTS Corporation	Dolby Laboratories, Inc.	GoPro, Inc.
Coherent Inc.	Kimball Electronics, Inc.	II-VI Incorporated	ZAGG Inc
Daktronics Inc.	Methode Electronics, Inc.	iRobot Corporation
FARO Technologies Inc.		Littelfuse, Inc.
MTS Systems Corporation		Rogers Corporation
Novanta Inc.
OSI Systems, Inc.
Rofin-Sinar Technologies Inc.

The 18 companies in the Peer Group generally had 2016 revenue, market capitalization and total enterprise value (as of December 31, 2016) in a relevant range around those of the Company as set forth below.

(in millions)
Company	Revenue	Market Capitalization	Industry
GoPro, Inc.	$1,185	$1,224	Consumer Electronics
Littelfuse, Inc.	$1,056	$3,420	Electronic Components
Dolby Laboratories, Inc.	$1,026	$4,580	Electronic Components
Coherent, Inc.	$857	$3,373	Electronic Equipment and Instruments
II-VI Incorporated	$827	$1,847	Electronic Components
OSI Systems, Inc.	$830	$1,451	Electronic Equipment and Instruments
Kimball Electronics, Inc.	$842	$500	Electronic Manufacturing Services
Methode Electronics, Inc.	$809	$1,519	Electronic Manufacturing Services
iRobot Corporation	$661	$1,586	Household Appliances
Universal Electronics Inc.	$651	$941	Consumer Electronics
Rogers Corporation	$656	$1,381	Electronic Components
Daktronics Inc.	$570	$471	Electronic Equipment and Instruments
MTS Systems Corporation (1)	$579	$945	Electronic Equipment and Instruments
Cognex Corporation	$521	$5,450	Electronic Equipment and Instruments
Rofin-Sinar Technologies Inc. (2)	$486	N/A	Electronic Equipment and Instruments
CTS Corporation	$397	$734	Electronic Manufacturing Services
Novanta Inc.	$385	$723	Electronic Equipment and Instruments
ZAGG Inc	$402	$200	Consumer Electronics
FARO Technologies, Inc.	$326	$600	Electronic Equipment and Instruments
Peer Group Median	$656	$1,302
(1) Revenue for MTS systems is reflective of the most recent trailing twelve months of data available. The company did not file its 10-K by the required date.
(2) Rofin-Sinar Technologies was acquired by Coherent in November 2016.
Data source: Standard & Poors Capital IQ.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a Company's Chief Executive Officer or certain other highly compensated executive officers. This limitation does not apply to compensation that meets the requirements under the Code for "qualifying performance-based" compensation.
We may from time to time pay or award compensation to our executive officers that may not be deductible. Furthermore, because of the ambiguities and uncertainties as to the application and interpretation of the Code and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts in this area, that compensation intended by us to satisfy the requirements for deductibility under the Code does in fact do so.

Clawback Policy- Potential Impact on Compensation from Executive Misconduct
Pursuant to our clawback policy applicable to our executive officers, if the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoer as appropriate. Discipline may vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a significant restatement of the Company's financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis should be included in our Annual Report on Form 10-K for 2016 and in our 2017 Proxy Statement. This report is provided by the following independent directors, who comprise the Compensation Committee:
J.C. Sparkman (Chairman)
Satjiv S. Chahil
Gregory P. Stapleton

Summary Compensation Table

Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Paul D. Arling,	2016	794,425	—	749,965	750,000	—	22,775	2,317,165
Chairman of the Board and	2015	580,000	—	799,915	799,945	565,500	22,775	2,768,135
Chief Executive Officer	2014	579,600	—	700,030	700,005	1,009,000	22,525	3,011,160
Bryan M. Hackworth,	2016	340,000	—	249,990	250,000	—	11,605	851,595
Chief Financial Officer and	2015	340,000	—	250,035	250,055	199,000	11,605	1,050,695
Senior Vice President	2014	339,730	—	219,940	220,015	355,000	8,910	1,143,595
Paul J.M. Bennett(5),	2016	287,820	—	225,065	225,010	—	47,060	784,955
Executive Vice President and	2015	288,860	—	250,035	250,055	170,000	56,945	1,015,895
Managing Director, Europe	2014	345,540	—	210,065	209,990	340,000	68,115	1,173,710
David Chong(6),	2016	334,620	—	225,065	225,010	—	6,645	791,340
Executive Vice President, Asia	2015	334,300	—	274,940	274,945	120,000	6,655	1,010,840
	2014	324,090	—	259,975	259,980	363,000	6,500	1,213,545
Louis S. Hughes	2016	388,720	—	993,990	299,980	—	16,480	1,699,170
Chief Operating Officer	2015	324,000	—	250,035	250,055	264,600	9,000	1,097,690
	2014	291,520	—	255,920	—	372,440	8,750	928,630

(1)
This column represents the total grant date fair value of restricted stock unit awards granted during 2016, 2015 and 2014. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

(2)
This column represents the total grant date fair value of stock options granted during 2016, 2015 and 2014. For additional information regarding stock-based compensation and the assumptions used in calculating the grant date fair value, please refer to Note 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

(3)	This column represents cash amounts earned under the Company's Performance Incentive Plan.

(4)	See the "All Other Compensation Table" for additional information.

(5)	Mr. Bennett’s salary and other compensation is paid in Euros and was converted into U.S. Dollars using the average rate of 1.107 USD, 1.111 USD, and 1.329 USD for 2016, 2015, and 2014, respectively.

(6)
Mr. Chong served as our Senior Vice President, OEM Global Sales through March 2012. He rejoined the Company on January 1, 2013 as Executive Vice President, Asia. Mr. Chong's salary and other compensation was paid in Hong Kong Dollars in 2016, 2015 and 2014 and was converted into U.S. Dollars using the average rate of 7.763 HKD, 7.753 HKD and 7.754 HKD, respectively.

All Other Compensation Table
The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name of Executive	Year	Premiums for Life Insurance(1) ($)	Tax Payments(2) ($)	Contributions to Retirement Plan ($)	Leased Vehicle ($)	Other Benefits ($)	Total All Other Compensation ($)
Paul D. Arling	2016	13,775	—	9,000	—	—	22,775
	2015	13,775	—	9,000	—	—	22,775
	2014	13,775	—	8,750	—	—	22,525
Bryan M. Hackworth	2016	2,605	—	9,000	—	—	11,605
	2015	2,605	—	9,000	—	—	11,605
	2014	2,605	—	6,305	—	—	8,910
Paul J.M. Bennett(3)	2016	—	—	1,845	26,950	18,265	47,060
	2015	—	—	10,585	26,665	19,695	56,945
	2014	—	—	12,665	31,895	23,555	68,115
David Chong(4)	2016	—	—	—	6,645	—	6,645
	2015	—	—	—	6,655	—	6,655
	2014	—	—	—	6,500	—	6,500
Louis S. Hughes	2016	7,480	—	9,000	—	—	16,480
	2015	—	—	9,000	—	—	9,000
	2014	—	—	8,750	—	—	8,750

(1)
This column represents taxable payments made for life insurance premiums for the NEOs. As of December 31, 2016, the aggregate face value was $3,060,000. As of December 31, 2015,the aggregate face value of the insurance policies for the NEOs was $2,060,000. As of December 31, 2014, the aggregate face value of the insurance policies for the NEOs was $3,100,000.

(2)
This column represents taxes reimbursed to the NEOs resulting from the premiums we paid on their life insurance policies mentioned in note 1 above. Beginning in 2013, we no longer reimbursed the NEOs for these taxes.

(3)
Mr. Bennett’s compensation is paid in Euros and was converted into U.S. Dollars using the average rate of 1.107 USD, 1.111 USD, and 1.329 USD for 2016, 2015, and 2014, respectively. Mr. Bennett's other benefits were comprised of representation costs.

(4)
Mr. Chong served as our Senior Vice President, OEM Global Sales through March 2012. He rejoined the Company on January 1, 2013 as Executive Vice President, Asia. Mr. Chong's compensation was paid in Hong Kong Dollars in 2016, 2015 and 2014 and was converted into U.S. Dollars using the average rate of 7.763 HKD, 7.753 HKD and 7.754 HKD, respectively.

Grants of Plan-Based Awards in Fiscal 2016
The following table provides information about restricted stock unit awards and stock options granted to our NEOs during 2016.

Name of Executive	Stock Incentive Plan	Grant Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Option Exercise or Base Price of Option Awards(2) ($/Share)	Closing Market Price on Option Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Paul D. Arling	2014	1/1/2016	14,595				749,965
	2014	1/1/2016		26,696	51.385	51.35	501,615
	2010	1/1/2016		13,219	51.385	51.35	248,385
Bryan M. Hackworth	2014	1/1/2016	4,865				249,990
	2014	1/1/2016		13,305	51.385	51.35	250,000
Paul J.M. Bennett	2014	1/1/2016	4,380				225,065
	2014	1/1/2016		11,975	51.385	51.35	225,010
David Chong	2014	1/1/2016	4,380				225,065
	2014	1/1/2016		11,975	51.385	51.35	225,010
Louis S. Hughes	2014	1/1/2016	5,840				300,090
	2014	1/1/2016		15,965	51.385	51.35	299,980
	2014	8/15/2016	9,000				693,900

(1)
The restricted stock unit and stock option awards granted on January 1, 2016 are subject to a 3-year vesting period (33.33% on January 1, 2017 and 8.33% each quarter thereafter). The restricted stock unit award granted on August 15, 2016 is subject to a 3-year vesting period (33.33% on August 15, 2017, 2018 and 2019).

(2)	The option exercise price is based upon the average of the high and low trades on the grant date.

Outstanding Equity Awards at Fiscal 2016 Year-End
The following table provides information on the stock options and restricted stock unit awards held by the NEOs at December 31, 2016:

		Option Awards					Restricted Stock Unit Awards
Name of Executive	Award Type	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price (2) ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
Paul D. Arling	Stock option	32,200	—	*	20.085	2/8/2022
	Stock option	57,800	—	**	19.245	2/13/2023
	Stock option	47,043	4,277	***	35.275	2/12/2021
	Stock option	18,838	13,457	****	65.540	2/12/2022
	Stock option	13,306	26,609	*****	51.385	1/1/2023
	RSU's	—	—		—	—	21,333	1,377,045

Bryan M. Hackworth	Stock option	22,000	—	**	19.245	2/13/2023
	Stock option	14,785	1,345	***	35.275	2/12/2021
	Stock option	5,888	4,207	****	65.540	2/12/2022
	Stock option	4,435	8,870	*****	51.385	1/1/2023
	RSU's	—	—		—	—	6,973	450,107

Paul J.M. Bennett	Stock option	—	1,283	***	35.275	2/12/2021
	Stock option	5,888	4,207	****	65.540	2/12/2022
	Stock option	3,992	7,983	*****	51.385	1/1/2023
	RSU's	—	—		—	—	6,465	417,316

David Chong	Stock option	4,550	—	**	19.245	2/13/2023
	Stock option	17,471	1,589	***	35.275	2/12/2021
	Stock option	6,475	4,625	****	65.540	2/12/2022
	Stock option	3,992	7,983	*****	51.385	1/1/2023
	RSU's	—	—		—	—	6,741	435,132

Louis S. Hughes	Stock option	5,888	4,207	****	65.540	2/12/2022
	Stock option	5,322	10,643	*****	51.385	1/1/2023
	RSU's	—	—		—	—	17,779	1,147,634

(1)
The stock options marked with a (*) vest at a rate of 8.33% per quarter beginning on 5/8/2012 with full vesting on the third anniversary of the date of grant. The stock options marked with a (**) vest at a rate of 8.33% per quarter beginning on 5/13/2013 with full vesting on the third anniversary of the date of grant. The stock options marked with a (***) vest at a rate of 33.33% on February 12, 2015 and 8.33% each quarter thereafter with full vesting on the third anniversary of the date of grant. The stock options marked with a (****) vest at a rate of 33.33% on February 12, 2016 and 8.33% each quarter thereafter with full vesting on the third anniversary of the date of grant. The stock options marked with a (*****) vest at a rate of 33.33% on January 1, 2017 and 8.33% each quarter thereafter with full vesting on the third anniversary of the date of grant.

(2)	The option exercise prices are based upon the average of the high and low trades on the grant dates.

(3)	Stock options granted prior to 2014 have a ten-year term. Stock options granted in 2014 have a seven-year term.

(4)	The unvested restricted stock unit awards will vest as follows:

•	Mr. Arling: 14,236 shares during 2017, 5,881 shares during 2018, and 1,216 shares during 2019.

•	Mr. Hackworth: 4,631 shares during 2017, 1,937 shares during 2018, and 405 shares during 2019.

•	Mr. Bennett: 4,323 shares during 2017, 1,777 shares during 2018, and 365 shares during 2019.

•	Mr. Chong: 4,567 shares during 2017, 1,809 shares during 2018, and 365 shares during 2019.

•	Mr. Hughes: 9,030 shares during 2017, 5,263 shares during 2018, and 3,486 shares during 2019.
Please see "Compensation Discussion and Analysis" under the heading "Long-Term Incentives" for further information related to our restricted stock unit awards.

(5)	The market value of unvested restricted stock unit awards is calculated based on the $64.55 closing price of UEIC common stock on December 30, 2016, which was the last business day of 2016.

Option Exercises and Stock Vested
The following table provides information about options exercised and restricted stock units vested for the NEOs during the year ended December 31, 2016:

	Option Awards		Restricted Stock Unit Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Paul D. Arling	39,600	1,898,422	16,010	932,696
Bryan M. Hackworth	23,000	1,261,887	5,170	299,570
Paul J.M. Bennett	57,612	2,339,604	5,118	295,607
David Chong	7,000	357,105	5,812	338,231
Louis S. Hughes	—	—	6,276	397,104

(1)	Represents the amounts realized based upon the difference between the market price of UEIC stock on the date of exercise and the exercise price.

(2)	Represents the amounts realized based on the fair market value of UEIC stock on the vesting date, which is defined as the average of the high and low trades on that date.

Compensation Agreements
Paul D. Arling
On April 23, 2003, the Company and Mr. Arling entered into an employment agreement with a three-year term that, unless terminated by either party in accordance with the terms of the agreement, automatically renews for successive one-year terms. In October 2005, the parties agreed to extend the expiration date of this employment agreement to April 30, 2009. In February 2008, the parties agreed to extend the expiration date of this employment agreement, to April 30, 2011. As a result of the renewal feature of this agreement, Mr. Arling's employment agreement was allowed to renew and is presently set to expire on April 30, 2018.
This agreement requires that, during its term, Mr. Arling must (i) devote his full working time and energy to us, (ii) refrain from disclosing and/or using any of our trade secrets and proprietary information, and (iii) during the term of the agreement and for a period of two years thereafter, refrain from soliciting certain of our large customers or any key employees. The agreement also provides Mr. Arling the opportunity to receive increases (but not decreases) in his annual salary as determined and set by the Compensation Committee in accordance with its established plans and policies.
If, during the term of the agreement, Mr. Arling should resign for "good reason" (as defined in the agreement), Mr. Arling will receive salary, bonus, other incentive compensation and perquisites, and may continue to participate in our benefit plans, for an eighteen-month period following such resignation or twenty-four months if such resignation is due to a "Change in Control," as defined in the agreement (see "Potential Payments upon Termination or Change in Control" below).
Paul J.M. Bennett
On October 26, 2016, our subsidiary, Universal Electronics B.V., entered into an employment and separation agreement and general release with Mr. Bennett. We believe that the agreement contains terms and provisions that are typical of these types of agreements in the Netherlands. This agreement supersedes all prior existing employment agreements except for Mr. Bennett's salary continuation agreement (see "Salary Continuation Agreements" below).
Salary Continuation Agreements
Messrs. Hackworth, Bennett and certain other officers have salary continuation agreements ("SCA"). For Mr. Bennett, the SCA was entered into in June 1996 and amended in January 1997 and for Mr. Hackworth, the SCA was entered into in December 2006. The SCAs were entered into as part of an employment hiring and retention practice. There have been no SCAs entered into since 2010 and the Company no longer offers SCAs to its employees. Each SCA represents a binding obligation of the Company that takes effect upon the occurrence of a "Change in Control." When effective, each SCA operates as an employment agreement providing for a term of employment with us for a period ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition). In addition, each SCA provides that the executive or other officer receive increases in salary and bonuses during the term of the SCA in accordance with our standard policies and practices; however, in no event would this base salary and bonus be less than the base salary and bonus the executive or other officer received in the year immediately preceding the effective date of the SCA. Furthermore, each SCA provides that the executive or other officer be entitled to receive stock option grants and to otherwise participate in our incentive compensation and benefits plans and other customary benefit programs in effect from time to time, but in no event would such participation be less than that provided to the executive or other officer immediately prior to the effective date of the SCA.
Under each SCA, if we terminate the executive or other officer's employment for reasons other than the executive's or other officer's death or disability or "for cause" (as defined in each SCA) or if the executive or other officer resigns for "good reason" (as defined in each SCA which includes resignation in connection with a "Change in Control"), the executive or other officer would receive, in one lump sum, an amount equal to salary, bonus and other incentive compensation. In addition, the executive or other officer may continue all health, disability and life insurance benefits. Included in other incentive compensation is the cash value of all stock-based compensation held by the executive or other officer including any unvested stock-based compensation which, under the terms of the stock-based compensation agreements, would become fully vested on the date of the executive's or other officer's termination or resignation. The executive or officer would be eligible for these benefits under the SCA for periods ranging from twelve to eighteen months (twenty-four to thirty-six months in the event of a hostile acquisition) following such termination or resignation.

Potential Payments upon Termination or Change in Control
Severance Plan for Executive Officers
Except for the severance benefits provided to Mr. Arling as part of his employment agreement, we do not have a written severance benefits program for our executive officers. However, the Company’s practice has been to provide severance packages to certain executives and in the future we will continue to provide such benefits in accordance with our past practice.
Definitions of Termination Scenarios
"For Cause" Termination - Generally speaking, "cause" is defined as (i) the willful and continued failure by the executive to substantially perform his or her duties after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it is believed that the executive has not substantially performed his duties; (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to the property or business of the Company; or (iii) the executive's commission of fraud, misappropriation or a felony.
 "Constructive Termination" - In general, "constructive termination" occurs on that date on which the executive resigns from employment with the Company, if such resignation occurs within eighteen months after the occurrence of (i) the failure of the executive to be elected or re-elected or appointed or reappointed to such office that the executive holds (other than as a result of a termination for "cause") if the executive is an officer of the Company and the office which the executive holds is one to which they are elected according to the Company's By-laws; (ii) a change in the executive's functions, duties, or responsibilities such that the executive's position with the Company becomes substantially less in responsibility, importance, or scope; or (iii) a "Change in Control."
"Change in Control" - A "Change in Control" occurs when (i) anyone acquires 20% or more of the total voting power of the outstanding securities of the Company which are entitled to vote in the election of directors; (ii) a majority of our directors is replaced, other than by those approved by existing directors; (iii) a merger occurs where the voting stock of the Company outstanding immediately prior to the merger does not continue to represent at least 80% of the total voting power immediately after the merger; or (iv) the Company is dissolved or liquidated.
"Good Reason" - For Mr. Arling, a termination for "good reason" is defined in his employment agreement and includes his resignation as a result of one of the following:

•	the attempted discontinuance or reduction in his "base cash salary";

•
the attempted discontinuance or reduction in his bonuses and/or incentive compensation award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;

•
the attempted discontinuance or reduction in his stock option and/or stock award opportunities under plans or programs applicable to him, unless the discontinuance or reduction is a result of the Company's policy applied equally to all executive employees of the Company;

•	the attempted discontinuance or reduction in his perquisites from those historically provided during his employment with the Company and generally applicable to executive employees of the Company;

•	his relocation to an office (other than the Company's headquarters) located more than fifty miles from his current office location;

•	the significant reduction in his responsibilities and status within the Company or a change in his titles or positions;

•
the attempted discontinuance of his participation in any benefit plans maintained by the Company unless the plans are discontinued by reason of law or loss of tax deductibility to the Company with respect to the contributions to or payments under the plans, or are discontinued as a matter of the Company's policy applied equally to all participants;

•	the attempted reduction of his paid vacation to less than that provided in his agreement;

•
the failure by the Company to obtain an assumption of Company's obligations under his agreement by any assignee of or successor to the Company, regardless of whether the entity becomes a successor to the Company as a result of merger, consolidation, sale of assets of the Company or other form of reorganization; or

•	the occurrence of a "Change in Control."
For Messrs. Hackworth and Bennett, the term "Good Reason" is defined in the SCA's as (i) a significant change in the nature or scope or the location for the exercise or performance of the Executive's authority or duties from those referred to in the SCA, a reduction in total compensation, compensation plans, benefits or perquisites from those provided in the SCA, or the breach by the

Corporation of any other provision of the SCA; or (ii) a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting the Executive's position, the Executive is unable to exercise the authorities, power, function or duties attached to the Executive's position and contemplated by the SCA.
Stock Option and RSU Acceleration
In the event that an executive's employment with the Company is terminated without cause or in the event of constructive termination, the executive will become immediately fully vested in his equity incentive compensation grants, to the extent not previously vested.
Tax Gross-Up
In the event it is determined that any compensation payment or distribution as the result of a change in control would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to the excise tax (together the "excise tax"), the Company will pay to the participant an additional payment (a "gross-up payment") in an amount such that after payment by the participant of all taxes, including any excise tax imposed on any gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed upon the payment.

Compensation Upon Termination
The amounts in the following table assume that the NEOs terminated employment effective December 31, 2016. The closing price of UEIC common stock was $64.55 on the last business day of 2016. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from our 401(k) Plan, the payment of accrued vacation, and severance payments provided in accordance with the Company’s past practice.

(In thousands)
Name	Months of payment	Termination Scenario	Total ($)	Salary ($)	Bonus ($)	Other ($)	Aggregate Value of Vested Stock Options ($)	Aggregate Value of Unvested Stock Options ($)	Aggregate Value of Vested Restricted Stock Units ($)	Aggregate Value of Unvested Restricted Stock Units ($)	Tax Gross-Up ($)
Paul D. Arling	18	Without Cause	8,682	1,191	—	35	5,603	476	—	1,377	—
	18	Good Reason	8,682	1,191	—	35	5,603	476	—	1,377	—
	24	Change in Control	9,090	1,588	—	46	5,603	476	—	1,377	—
	24	Hostile Acquisition	9,090	1,588	—	46	5,603	476	—	1,377	—
Bryan M. Hackworth	—	Without Cause	2,094	—	—	—	1,488	156	—	450	—
	—	Good Reason	2,094	—	—	—	1,488	156	—	450	—
	12	Change in Control	2,446	340	—	12	1,488	156	—	450	—
	24	Hostile Acquisition	2,798	680	—	24	1,488	156	—	450	—
Paul J.M. Bennett	—	Without Cause	613	—	—	—	53	143	—	417	—
	—	Good Reason	613	—	—	—	53	143	—	417	—
	18	Change in Control	1,116	432	—	71	53	143	—	417	—
	36	Hostile Acquisition	1,618	864	—	141	53	143	—	417	—
David Chong	—	Without Cause	1,357	—	—	—	770	152	—	435	—
	—	Good Reason	1,357	—	—	—	770	152	—	435	—
	—	Change in Control	1,357	—	—	—	770	152	—	435	—
	—	Hostile Acquisition	1,357	—	—	—	770	152	—	435	—
Louis S. Hughes	—	Without Cause	1,358	—	—	—	70	140	—	1,148	—
	—	Good Reason	1,358	—	—	—	70	140	—	1,148	—
	—	Change in Control	1,358	—	—	—	70	140	—	1,148	—
	—	Hostile Acquisition	1,358	—	—	—	70	140	—	1,148	—

Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Grant Thornton LLP ("GT"), a firm of independent registered public accountants, as auditors, to examine and report to the Board and to our stockholders on the Company's 2017 consolidated financial statements. GT has served as our independent registered public accounting firm since 2005.
Although ratification of the appointment of GT is not legally required, the Board is submitting it to the stockholders as a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm in future years.
Representatives of GT will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.
We engaged GT as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The decision to engage GT was approved by the Board of Directors, upon the recommendation of the Audit Committee and ratified by our stockholders at our 2016 Annual Meeting of Stockholders.
Fees Paid to Independent Registered Public Accounting Firm
The aggregate fees we paid to GT for professional services delivered by them for the years ended December 31, 2016 and 2015 were as follows:

(In thousands)	For the Year Ended
Type of Fees	12/31/2016(1)	12/31/2015(1)
Audit Fees (2)	$1,296	$1,310
Audit-Related Fees (3)	11	—
Tax Fees (4)	102	108
All Other Fees	—	—
Total Fees	$1,409	$1,418

(1)	Fees billed in foreign currencies are converted using the average exchange rate over the period.

(2)
Audit Fees consist of fees for professional services provided in connection with the integrated audit of our consolidated financial statements, review of our quarterly consolidated financial statements and audit services related to other statutory and regulatory filings. Audit fees for the year ended December 31, 2015 include $60 thousand in fees related to our acquisition of Ecolink Intelligent Technology, Inc. The audit fees for services provided related to our other statutory and regulatory filings were $114 thousand and $122 thousand for the years ended December 31, 2016 and 2015, respectively.

(3)
Audit-Related Fees consist of fees billed by GT for due diligence projects and certain agreed-upon procedures and other services that are reasonably related to the performance of the integrated audit or review of our consolidated financial statements that are not reported under "Audit Fees".

(4)	Tax Fees consist of the aggregate fees billed by GT related to tax planning projects.
Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy requires that it pre-approve all audit and non-audit (greater than $20,000) services to be performed by the Company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee has pre-approved, an engagement to provide the service requires pre-approval. Also, proposed services exceeding pre-approved cost levels require additional pre-approval.
Consistent with the rules established by the SEC, proposed services to be provided by the Company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services are discussed and approved by the Audit Committee. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided. The Audit Committee has delegated pre-approval authority to its chairman for cases where services must be expedited. The Company’s management provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.
All of the services related to fees disclosed above were pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2017.

RELATED PERSONS TRANSACTIONS
Review and Approval of Related Person Transactions
We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and then determine, based on facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transaction. As required by SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the proxy statement.
We purchase certain printed circuit board assemblies from a related party vendor. The vendor is considered a related party because our Senior Vice President of Strategic Operations owns 40% of this vendor. Our purchases from this vendor for the year ended December 31, 2016 totaled approximately $6.4 million, or 1.8% of total inventory purchases. Our purchases from this vendor for the year ended December 31, 2015 totaled $8.5 million, or 2.5% of total inventory purchases. Payable amounts outstanding to this vendor were approximately $1.7 million and $2.4 million on December 31, 2016 and 2015, respectively. Our payable terms and pricing with this vendor are consistent with the terms offered by other vendors in the ordinary course of business. The accounting policies that we apply to our transactions with our related party vendor are consistent with those applied in transactions with independent third parties. Corporate management routinely monitors purchases from our related party vendor to ensure these purchases remain consistent with our business objectives.
Stock Ownership by Directors, Executive Officers and Other Beneficial Owners
Our common stock is our only outstanding class of equity securities. Ownership as of April 1, 2017 of our common stock by each director/nominee, each of the NEOs, and by all our directors and executive officers as a group, and any person we know to be the beneficial holder of more than five percent of our common stock, is as follows:

Name and Address(1)	Shares of Common Stock Beneficially Owned as of April 1, 2017		% of Shares Issued as of April 1, 2017
Directors and Nominees:
Paul D. Arling	356,653	(2)	2.44%
Satjiv S. Chahil	113,395	(3)	*
William C. Mulligan	23,048	(4)	*
J.C. Sparkman	48,305	(5)	*
Gregory P. Stapleton	53,360	(6)	*
Carl E. Vogel	45,834	(7)	*
Edward K. Zinser	38,334	(8)	*
Non-Director NEOs:
Bryan M. Hackworth	85,769	(9)	*
Paul J.M. Bennett	35,014	(10)	*
David Chong	62,604	(11)	*
Louis S. Hughes	14,761	(12)	*
All Directors and Executive Officers as a Group (12 persons, including the foregoing):	882,413	(13)	5.94%
Beneficial Owners of More than 5% of the Outstanding Company Stock:
Eagle Asset Management, Inc.	2,753,451	(14)	19.11%
RBC Global Asset Management (U.S.) Inc.	1,347,221	(15)	9.35%
BlackRock, Inc.	1,585,379	(16)	11.00%
William Blair Investment Management, LLC	1,294,201	(17)	8.98%

*	Less than one percent.

(1)
The address for each Director/Nominee and each Non-Director NEO listed in this table is c/o Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707. To the knowledge of the Company, each stockholder named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that stockholder unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable.

(2)
Includes 182,172 shares subject to options exercisable and 1,017 shares subject to restricted stock units vesting within 60 days. Also includes 1,000 shares held by Mr. Arling’s wife as to which Mr. Arling disclaims beneficial ownership.

(3)	Includes 28,334 shares subject to options exercisable within 60 days.

(4)	Includes 8,334 shares subject to options exercisable within 60 days.

(5)	Includes 8,334 shares subject to options exercisable within 60 days.

(6)	Includes 28,334 shares subject to options exercisable within 60 days.

(7)	Includes 28,334 shares subject to options exercisable within 60 days.

(8)	Includes 28,334 shares subject to options exercisable within 60 days.

(9)	Includes 51,244 shares subject to options exercisable and 318 shares subject to restricted stock units vesting within 60 days.

(10)	Includes 13,844 shares subject to options exercisable and 318 shares subject to restricted stock units vesting within 60 days.

(11)	Includes 36,925 shares subject to options exercisable and 350 shares subject to restricted stock units vesting within 60 days.

(12)	Includes 14,224 shares subject to options exercisable and 318 shares subject to restricted stock units vesting within 60 days.

(13)	Includes 432,445 shares subject to options exercisable and 2,321 shares subject to restricted stock units vesting within 60 days.

(14)
As reported on Schedule 13G/A as filed on March 6, 2017 with the Securities and Exchange Commission by Eagle Asset Management, Inc., an investment advisor company, with its principal business office at 880 Carillon Parkway, St. Petersburg, FL 33716, the stockholder has sole voting power and sole dispositive power as to 2,753,451 shares.

(15)
As reported on Schedule 13G/A as filed on February 10, 2017 with the Securities and Exchange Commission by RBC Global Asset Management (U.S.) Inc., an investment advisor company, with its principal business office at 50 South Sixth Street, Suite 2350, Minneapolis, MN 55402, the stockholder has shared voting power as to 1,167,082 shares and shared dispositive power as to 1,347,221 shares.

(16)
As reported on Schedule 13G/A as filed on January 17, 2017 with the Securities and Exchange Commission by BlackRock, Inc., an investment advisor company, with its principal business office at 55 East 52nd Street, New York, NY 10022, the stockholder has sole voting power as to 1,553,435 shares and sole dispositive power as to 1,585,379 shares.

(17)
As reported on Schedule 13G/A as filed on February 14, 2017 with the Securities and Exchange Commission by William Blair Investment Management, LLC, an investment advisor company, with its principal business office at 222 West Adams Street, Chicago, IL 60606, the stockholder has sole voting power as to 1,171,378 shares and sole dispositive power as to 1,294,201 shares.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our directors and executive officers to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2016, except that each Mr. Zinser and Mr. Hughes inadvertently filed two Form 4s late.
Stockholder Proposals for this Annual Meeting and for the 2018 Annual Meeting
If a stockholder desires to have a proposal included in our proxy statement and form of proxy for the 2018 Annual Meeting of Stockholders, the proposal must conform to the requirements of Exchange Act Rule 14a-8 and other applicable proxy rules and interpretations of the SEC concerning the submission and content of proposals, must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary, Universal Electronics Inc., 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707 and must be received no later than the close of business on December 25, 2017. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. In order for a stockholder’s proposal outside the processes of Rule 14a-8 to be considered timely within the meaning of Exchange Act Rule 14a-4(c)(2), the proposal must be received by us at the same address no later than March 15, 2018.

In order for the Corporate Governance and Nominating Committee to consider any stockholder recommendation for director nominations at this Annual Meeting of Stockholders, the recommendation must have been received by the Company by the close of business on December 29, 2016 and must have complied with the requirements of, and be accompanied by all the information required by, the Securities and Exchange Commission’s proxy rules and Article IV of our Amended and Restated By-laws. We received no stockholder recommendations for director nominations for this Annual Meeting of Stockholders. In addition, proxy holders will use their discretion in voting proxies with respect to any stockholder proposal properly presented from the floor and not included in the Proxy Statement for this Annual Meeting, unless we had notice of the proposal and receive specific voting instructions with respect thereto by March 16, 2017.
Other Business
As of the date of this proxy statement, we know of no business that will be presented for consideration at this Annual Meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ABOUT THE MEETING AND VOTING
How do I vote?
Most stockholders have a choice of voting by mail, on the Internet, by telephone or in person at our Annual Meeting.
Voting by Mail. If you are registered holder of our common stock (i.e., your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares "FOR" the election of the nominees named in Proposal 1, "FOR" Proposals 2 and 4, and "EVERY YEAR" with respect to Proposal 3. In addition, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before our Annual Meeting.
If you hold shares of our common stock in street name (i.e., your shares are registered with our transfer agent in the name of your broker, bank or other nominee), you should complete, sign and date the voting instruction card, or follow any alternative procedures, provided to you by your broker or other nominee.
Voting on the Internet or by Telephone. If you are a registered holder of our common stock, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a registered holder of our common stock and you vote on the Internet or by telephone, your vote must be received by 1:00 a.m. Central Time on Monday, June 5, 2017; you should not return your proxy card.
If you hold shares of our common stock in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee. Please follow any procedures provided to you by your broker or other nominee.
Voting in Person. All stockholders may vote in person at our Annual Meeting. Registered holders of our common stock may also be represented by another person present at our Annual Meeting by signing a proxy designating such person to act on their behalf. If you hold shares of our common stock in street name, you may vote in person at our Annual Meeting only if you have obtained a signed proxy from your broker or other nominee authorizing you to vote your shares.
Participants in Retirement, Savings or other Similar Plan. If you participate in a retirement, savings or other similar plan in which you own shares of our common stock, the plan’s independent trustee will vote all plan shares in proportion to all of the instructions your trustee receives with respect to the plan shares. Please follow any procedures provided to you by your trustee in order to vote your plan shares. You are not able to vote plan shares in person at the Annual Meeting.
What happens if I hold shares in street name and I do not give voting instructions?
If you hold shares in street name and do not provide your broker or other nominee with specific voting instructions, under the rules of the NASDAQ, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2 and 3 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1,2 and 3, your broker does not have authority and will not vote your shares on those proposals. This is generally referred to as a "broker non-vote." Proposal 4 is considered a routine matter and, therefore, no broker non-votes are expected for Proposal 4.
Who tabulates the vote?
Representatives of Computershare Trust Company, N.A. will tabulate the votes and act as inspector of election at our Annual Meeting.
What constitutes a quorum for the Annual Meeting?
A "quorum" of stockholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, stockholders of record entitled to exercise not less than fifty percent of the voting power of the Company. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?
Election of Director (Proposal 1). To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominee receiving the most "FOR" votes will be elected. Abstentions and broker non-votes with respect to this proposal will have no effect.
Advisory Vote on Executive Compensation (Proposal 2). The approval, on an advisory basis, of the compensation of our named executive officers is advisory and is not binding on the Company or the Board of Directors. However, the Compensation Committee will consider the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present or represented by proxy and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote and, as result, broker non-votes will not have no effect on this proposal.
Recommendation, on an Advisory Basis, of the Frequency of Future Advisory Votes on Named Executive Officer Compensation (Proposal 3). The recommendation of the frequency of future advisory votes on the compensation of our named executive officers is advisory and is not binding on the Company or the Board of Directors. However, the frequency of the advisory vote on named executive compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on this proposal.
Ratification of Independent Registered Public Accounting Firm (Proposal 4). The ratification of the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will have the effect of votes against.
Can I revoke or change my vote after I submit my proxy?
If you are a registered holder of our common stock, you may revoke or change your vote at any time before the proxy card is voted, by sending either a written notice of revocation or a duly executed proxy bearing a later date to our transfer agent. If you attend the meeting in person, you may ask the inspector of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to Computershare Investor Services, P.O. Box 30170, College Station, TX 77842-3170. If your shares are held in "street name" or you are a member of a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to revoke or change your vote.
How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a stockholder at the close of business on Thursday, April 13, 2017, the record date. If shares of our common stock are registered in your name, we will ask you to present evidence of stock ownership and valid photo identification, such as a valid driver's license or passport, to enter our Annual Meeting. If you hold your stock in street name, we will ask you to provide proof of beneficial ownership as of the record date, such as a bank or brokerage account statement showing ownership on Thursday, April 13, 2017, a copy of the voting instruction card provided by your broker or other nominee, or similar evidence of ownership.
Who pays the costs of this proxy solicitation?
We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders.
Copies of proxy solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our officers and other employees may also solicit the return of proxies. Proxies may be solicited by personal contact, mail, telephone and electronic means.
What is "householding" of proxy materials, and can it save the Company money?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for holders of common stock registered in their names, a number of brokerage firms have instituted householding for shares held in "street name," delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.
Are the Proxy Statement and the 2016 Annual Report to Stockholders available on the Internet?
Yes. This Proxy Statement, our 2016 Annual Report to Stockholders and our 2016 Annual Report on Form 10-K are available online at www.envisionreports.com/ueic and through the “Investor Relations” section of our website, www.uei.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

UNIVERSAL ELECTRONICS
PUTTING YOU IN CONTROL OF TECHNOLOGY

Proxy — Universal Electronics Inc.

Meeting Details

The undersigned hereby appoints Paul D. Arling and Bryan M. Hackworth and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock of Universal Electronics Inc. held of record by the undersigned on April 13, 2017 at the Annual Meeting of Stockholders to be held on Monday, June 5, 2017 at 4:00 p.m., Pacific Daylight Time or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE OF THIS CARD. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED "FOR" THE NOMINEE FOR ELECTION AS DIRECTOR, TO PROVIDE AN ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION, TO PROVIDE AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Monday, June 5, 2017, at 4:00 p.m. (Pacific Daylight Time). The Proxy Statement and the 2016 Annual Report to Stockholders, and the Annual Report on Form 10-K are available at www.uei.com under the heading "About" and then "Investor Relations" and then "SEC Filings."

UNIVERSAL ELECTRONICS
PUTTING YOU IN CONTROL OF TECHNOLOGY

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 5, 2017.

Vote by Internet

- Go to **www.envisionreports.com/UEIC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominee listed, FOR Proposal 2, EVERY YEAR for Proposal 3 and FOR Proposal 4.

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1. Election of Director:	For	Withhold
01 - Paul D. Arling	☐	☐

	For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

	Every Year	Every 2 Years	Every 3 Years	Abstain
3. Say on Pay - An advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants, as the Company's auditors for the year ending December 31, 2017.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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UNIVERSAL ELECTRONICS
PUTTING YOU IN CONTROL OF TECHNOLOGY

IMPORTANT ANNUAL MEETING INFORMATION

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Vote by Internet
- Go to **www.envisionreports.com/UEIC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

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Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/UEIC

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you may also vote your shares.

Step 1: Go to **www.envisionreports.com/UEIC** to view the materials.

Step 2: Click on **Cast Your Vote or Request Materials**.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you would like to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 26, 2017 to facilitate timely delivery.

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Stockholder Meeting Notice

Universal Electronics Inc.'s Annual Meeting of Stockholders will be held on Monday, June 5, 2017 at 201 E. Sandpointe Avenue, 8th Floor, Santa Ana, California 92707, at 4:00 p.m. Pacific Daylight Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2, EVERY YEAR for Proposal 3 and FOR Proposal 4:

1. Election of Director: To elect Paul D. Arling as a Class I director to serve on the Board of Directors until the next Annual Meeting of Stockholders to be held in 2018 or until the election and qualification of his successor.
2. Say on Pay - An advisory vote on the approval of executive compensation.
3. Say on Pay - An advisory vote on the frequency of future advisory votes on executive compensation.
4. Ratification of the appointment of Grant Thornton LLP, a firm of Independent Registered Public Accountants, as the Company's auditors for the year ending December 31, 2017.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests may be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/UEIC**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You may also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Universal Electronics Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you would like a paper copy of current meeting materials. You may also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 26, 2017.

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